The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2009

Preliminary Prospectus Supplement (to Prospectus dated November 20, 2008)	Filed Pursuant to Rule 424(b)(5) Registration No. 333-154730

Shares

Common Stock

We are offering              shares of our common stock, par value $1.33 per share. Our common stock is listed on The Nasdaq Global Select Market under the symbol “UBSH.” On September 4, 2009, the last reported sale price of our common stock on The Nasdaq Global Select Market was $16.21 per share.

The shares of our common stock are not savings accounts, deposits or other obligations of a bank or depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-13 to read about the factors you should consider before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional              shares of our common stock within 30 days of the date of this prospectus supplement to cover over-allotments, if any.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company on or about                     , 2009.

Book-Running Manager

Keefe, Bruyette & Woods

Co-Managers

Scott & Stringfellow	SunTrust Robinson Humphrey

Prospectus Supplement dated                     , 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and Keefe, Bruyette & Woods, Inc., Scott & Stringfellow, LLC, and SunTrust Robinson Humphrey, Inc., as underwriters, have not, authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus supplement, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of our shares of common stock. Our business, financial condition, results of operations and prospects may have changed since such dates.

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under the shelf registration statement, we may offer and sell shares of our common stock or other securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement and you should rely on such modified or superseded statements. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus before investing in our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement and the accompanying prospectus information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is modified or superseded by subsequent incorporated documents or by information that is included directly in this prospectus supplement. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and prior to the time that we sell all the securities offered by this prospectus supplement and the accompanying prospectus:

•

Annual Report on Form 10-K for the year ended December 31, 2008, including information specifically incorporated by reference in our Form 10-K from our definitive Proxy Statement for our 2009 annual meeting of shareholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2009;

•	Current Reports on Form 8-K filed January 7, January 30, February 6, March 30, April 2, April 21, April 28, May 5, May 7, June 19, June 22, July 27, July 28, August 6 and September 8, 2009; and

•

the description of our common stock contained in our registration statement on Form 8-A filed on July 2, 1999 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this description.

S-i

Nothing in this prospectus supplement shall be deemed to incorporate information deemed furnished but not filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them in writing to our Corporate Secretary, Union Bankshares Corporation, 211 North Main Street, P.O. Box 446, Bowling Green, Virginia 22427 or by telephone (804) 633-5031.

These incorporated documents may also be available on our website at www.ubsh.com. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus supplement or the accompanying prospectus.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

We make certain forward-looking statements in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus supplement, the accompanying prospectus, and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock and is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the “Risk Factors” section, before making an investment decision.

Unless the context requires otherwise, in this prospectus supplement, we use the terms “we,” “us,” “our,” “Union,” and the “Company” to refer to Union Bankshares Corporation and its subsidiaries. The terms “banks” and “Community Banks” refer to our community bank subsidiaries.

Union Bankshares Corporation

We are a multi-bank holding company headquartered in Bowling Green, Virginia. We are one of the largest community banking organizations based in Virginia. As of June 30, 2009, we had total consolidated assets of approximately $2.6 billion, total consolidated loans of approximately $1.9 billion, total consolidated deposits of approximately $2.0 billion and total consolidated shareholders’ equity of approximately $275.0 million. We are committed to the delivery of financial services through our three community banks, Union Bank and Trust Company in Bowling Green, Virginia, Northern Neck State Bank in Warsaw, Virginia, and Rappahannock National Bank in Washington, Virginia, and our three non-bank financial services affiliates.

Each of our community banks, which are among the oldest in Virginia, is a full service retail commercial bank offering consumers and businesses a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, as well as loans for commercial, industrial, residential mortgage and consumer purposes. We believe that the majority of our franchise’s 57 bank locations are located in attractive parts of Virginia. Our diverse geographic footprint spans from the Tidewater and Northern Neck areas in the eastern part of Virginia, west to the Richmond and Charlottesville metro areas in the central region of the state and north through Fredericksburg and up to southern side of the metropolitan Washington D.C. market. Each of our banks is independently operated by local management and boards of directors to ensure community responsiveness and to maintain a customer service focus.

We provide other financial services through our three non-bank financial services affiliates. Union Investment Services provides securities brokerage and investment advisory services and is a full service investment company handling all aspects of wealth management. Union Mortgage Group is a mortgage loan brokerage company that operates thirteen offices in Virginia (nine), Maryland (three) and South Carolina (one). Union Mortgage Group is also licensed to do business in selected other states throughout the Mid-Atlantic and Southeast. The mortgage loans originated by Union Mortgage Group are generally sold in the secondary market through purchase agreements with institutional investors. Union Insurance Group is a general insurance agency that operates in a joint venture with Bankers Insurance, LLC, a large insurance agency jointly owned by community banks across Virginia and managed by the Virginia Bankers Association.

The following highlights underscore our ability to enhance shareholder value:

Market Share Opportunity. The operating environment for the banking industry has become especially difficult over the past two years, forcing many of our competitors to maintain an internal focus. We believe the current market turmoil has allowed, and will continue to allow, us to leverage our platform to capture additional business in our markets of operation from both our community bank and large regional bank competitors. We believe our sizable franchise and diversified product offerings, ranging from traditional banking services to investments services and insurance, provide us with a distinct competitive advantage over many of our community bank competitors. In addition, we are able to maintain a customer service focus through local management and boards of directors to ensure community responsiveness that we believe is unmatched by our large regional competitors.

Proven Merger Integrator. Mergers and acquisitions are a key aspect of our growth strategy. Our approach focuses on high growth areas with strong market demographics and target organizations that have a comparable corporate culture, strong performance record and solid asset quality. We have successfully supplemented our de novo growth with a combination of five whole bank acquisitions, two specialty lender acquisitions and four branch transactions (15 branches) over the past 15 years. All of these transactions have involved acquisitions of banks or branches in our markets or contiguous markets that have expanded our banking franchise.

Solid Balance Sheet Growth. Since our inception, we have generated significant growth, both organically and through acquisitions of smaller banks. From 2004 to 2008, we increased our total assets 11.1% from $1.7 billion to $2.6 billion. Total loans grew 10.3% from $1.3 billion to $1.9 billion and total deposits grew 10.0% from $1.3 billion to $1.9 billion. Excluding acquisitions, from 2004 to 2008, we have experienced organic growth of 6.8% in assets, 6.6% in loans and 4.9% in deposits.

Experienced Management Team. Our senior leadership team consists of 18 officers with an average of 27 years in banking and 10 years of experience with the Company.

Our principal executive office is located at 211 North Main Street, Bowling Green, Virginia 22427, and our telephone number is (804) 633-5031. Our website is www.ubsh.com. Information on our website is not incorporated by reference and is not part of this prospectus supplement or the accompanying prospectus.

Merger Agreement with First Market Bank

On March 30, 2009, we entered into an Agreement and Plan of Reorganization, dated as of March 30, 2009, with First Market Bank, FSB (“FMB”), a privately held federal savings bank headquartered in Richmond, Virginia, that on a pro forma basis would make the Company the largest community banking organization in Virginia in terms of asset size with approximately $4.0 billion in assets and 97 banking offices. FMB was formed in 1997 as a joint venture between National Commerce Bancorporation, a Tennessee bank holding company (“NCB”), and Ukrop’s Super Markets, Inc., a Virginia corporation (“Ukrop’s Super Markets”), to develop bank branch operations in Ukrop’s Super Markets’ grocery stores. In 2006, SunTrust Banks, Inc., which had acquired NCB in 2004, sold its interest in FMB to Markel Corporation, an insurance holding company headquartered in Richmond, Virginia.

FMB currently operates 39 full-service branches, 25 of which are located in Ukrop’s Super Markets’ grocery stores and the remainder are operated from free standing bank branch buildings. FMB operates 31 branches in the Richmond metropolitan area, four in Fredericksburg, Virginia, and two each in Roanoke and Williamsburg, Virginia. As of June 30, 2009, FMB had total consolidated assets of approximately $1.4 billion, total net loans of approximately $1.0 billion, total deposits of approximately $1.2 billion and shareholders’ equity of approximately $125.1 million.

The merger agreement provides for the combination of the Company and FMB through the merger of FMB with and into a newly-formed interim bank subsidiary of the Company. After the proposed merger, the combined company will operate under a new name, and the continuing bank will operate as a Virginia-chartered bank subsidiary of the Company under the name “First Market Bank” until such time as our banking subsidiary, Union Bank and Trust Company, merges into the continuing bank. We anticipate that the merger will be completed during the fourth quarter of this year. Completion of the merger is subject to certain customary conditions, including among others, approval of the shareholders of both the Company and FMB and receipt of regulatory approvals.

Under the terms of the merger agreement, we will issue up to approximately 7.5 million shares of our common stock to the shareholders of FMB in an all stock transaction. Holders of FMB common stock will receive 6,273.259 shares of our common stock for each of their shares of FMB common stock outstanding on the effective date of the merger. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the consummation of the merger. In addition, each share of FMB’s Series A preferred stock will be converted into the number of shares of our common stock that is equal to the quotient determined by dividing $100,000 (the stock’s liquidation preference) by the 10-day average trading price of our common stock as of the fifth business day before the closing of the merger, provided that the average trading price will not be more than $16.89 nor less than $12.89. We will also issue 35,595 shares of our preferred stock to the U.S. Department of the Treasury (the “Treasury”) in connection with our assumption of the preferred stock issued by FMB pursuant to the Capital Purchase Program (“CPP”) of the Troubled Asset Relief Program (“TARP”).

Upon consummation of the proposed merger with FMB and without giving effect to this offering, Markel Corporation and Ukrop’s Thrift Holdings, Inc. will own approximately 16.2% and 14.7%, respectively, of our issued and outstanding shares of common stock. In addition, upon consummation of the merger, Steven A. Markel, Vice Chairman of Markel Corporation and James E. Ukrop, the current chairman of the board of directors of FMB and member of the board of directors of Ukrop’s Thrift Holdings, Inc. will each serve on the board of directors of the Company. Various trusts for the benefit of James E. Ukrop and his brother, Robert S. Ukrop, and members of their respective families own 100% of the equity of Ukrop’s Super Markets, which in turn owns 100% of the equity of Ukrop’s Thrift Holdings, Inc.

In connection with the FMB merger, we plan to hold a special meeting of stockholders in late October to consider and approve the issuance of our common stock in the merger and other proposals. Our board of directors has fixed the close of business on September 8, 2009 as the record date for determining the holders of our common stock entitled to vote at this special meeting. Unless this record date is changed by the board of directors, purchasers of shares of our common stock sold in this offering will not be entitled to vote at the special meeting.

On September 8, 2009, we filed with the SEC a Current Report on Form 8-K containing historical financial statements of FMB and certain other information about the business and operations of FMB. This Current Report on Form 8-K contains additional information and is incorporated by reference in this prospectus supplement and the accompanying prospectus. See also “Selected Historical Consolidated Financial Information of First Market Bank” on page S-9 and “Preliminary Unaudited Pro Forma Condensed Combined Financial Information Reflecting the First Market Bank Proposed Merger,” which gives effect to the proposed FMB merger, on page S-23 of this prospectus supplement.

We expect that each of our bank subsidiaries will continue to have capital ratios that meet or exceed “well capitalized” levels after giving effect to the FMB merger.

During our extensive due diligence process and in weighing the anticipated benefits and risks of combining with FMB, we evaluated, among numerous other factors, the potential impact of a change in the ownership of Ukrop’s Super Markets’ grocery stores. While such a transaction would likely result in the rebranding of Ukrop’s Super Markets and changes in various operational aspects of the business, we considered the potential impact of this contingency in structuring our offer for FMB. In addition, we have taken the appropriate steps to ensure that the 25 branches of FMB that are located in the grocery stores will be able to continue to operate under the terms of their current long-term master license agreement.

Recent Developments

We expect our third quarter 2009 performance will generally reflect similar trends as those experienced during the first six months of 2009. Notable areas include:

•

Asset Quality – Nonaccrual loans decreased slightly to $37.4 million or 1.99% of loans at August 31, 2009 from $37.6 million or 2.01% of loans at June 30, 2009. Other real estate also decreased slightly to $14.4 million at August 31, 2009 from $14.7 million at June 30, 2009. These changes reflect the net activity in both categories as loans moved both to and from nonaccrual status and there were both additions to and sales of other real estate owned. Our allowance for loan losses increased from 1.58% at June 30, 2009 to 1.67% at August 31, 2009. We expect both the allowance and nonperforming asset levels for the remainder of 2009 will fluctuate in response to economic conditions in our markets.

•

Net interest margin – We are anticipating continued improvement in our net interest margin as a result of decreased funding costs and improved loan pricing, although increased nonperforming loans will have a negative effect. The repricing of higher rate certificates of deposit and the expiration of our money market special promotion should improve funding costs for the remainder of 2009.

•	Mortgage segment – We anticipate a modest decline in mortgage revenues associated with refinancings in the second half of 2009.

•	Capital – We anticipate the capital ratios of each of our bank subsidiaries will continue to remain above the well-capitalized level.

The Offering

The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete description of our common stock, see “Description of Capital Stock” beginning on page S-32.

Common stock we are offering	shares

Common stock outstanding after this offering	shares (1)(2)

Nasdaq Global Select Market symbol	UBSH

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million, after deducting underwriting discounts and commissions and other estimated expenses (or approximately $ million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, support for organic and opportunistic acquisition-based growth. Depending on our evaluation of the optimal use of proceeds from this offering, we may determine to apply proceeds from this offering to repurchase all or a portion of the preferred stock issued to the Treasury. We have recently given notice to the Federal Reserve Bank of Richmond of our intent to seek regulatory approval to repurchase all of the preferred shares we issued to the Treasury. See “Use of Proceeds.”

Dividend policy	On August 4, 2009, our board of directors declared a cash dividend of $0.06 per share to shareholders of record as of August 19, 2009 that was paid on August 31, 2009. We intend to continue paying dividends, but the payment and the amount of dividends in the future will depend on a number of factors. See “Market Price of Our Common Stock and Dividends.”

(1)	The number of shares of common stock to be outstanding after the offering is based on 13,604,601 shares of common stock outstanding as of June 30, 2009.
(2)	Unless otherwise indicated, the number of shares of common stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ over-allotment option, excludes 217,080 shares of common stock issuable upon exercise of outstanding stock options as of June 30, 2009, with a weighted average exercise price of $20.98 per share, and the Warrant (as defined below) for 422,636 shares of common stock held by the Treasury. The number of shares of common stock also does not reflect any issuance of shares of our common stock in connection with the proposed merger with First Market Bank. If we complete the merger, we anticipate that we will issue up to approximately 7.5 million shares of our common stock to the holders of the common stock and Series A preferred stock of FMB.

Participation in the Capital Purchase Program

We have issued $59 million of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) to the Treasury pursuant to the CPP, together with a warrant to purchase up to 422,636 shares of our common stock at an initial exercise price of $20.94 per share (the “Warrant”). If this offering and any other qualified equity offerings that we may make prior to December 31, 2009 result in aggregate gross proceeds of at least $59 million, the number of shares of our common stock underlying the Warrant then held by Treasury will be reduced by 50% to 211,318 shares.

FMB has raised $33.9 million through the sale of its preferred stock to the Treasury pursuant to the CPP, consisting of 33,900 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B, and 1,695 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C. Our merger agreement with FMB provides that each share of FMB Series B and Series C preferred stock will be converted into one share of a corresponding series of preferred stock of the Company with substantially identical preferences, rights and limitations. See “Description of Capital Stock – Preferred Stock.”

Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under “Risk Factors” beginning on page S-13 of this prospectus supplement and in Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our financial statements and notes thereto, before making an investment decision.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following selected financial information as of and for each of the years in the five-year period ended December 31, 2008 is derived from our audited consolidated financial statements. The financial information as of and for the six-month periods ended June 30, 2009 and 2008 is derived from our unaudited consolidated financial statements. In the opinion of our management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods. Interim results for the six-months ended June 30, 2009 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2009. The financial data below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009 and June 30, 2009, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended June 30, (Unaudited)		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Amounts in thousands, except per share information)
Results of Operations:
Interest and dividend income	$63,341	$68,178	$135,095	$140,996	$129,156	$102,317	$80,544
Interest expense	26,923	29,225	57,222	65,251	52,441	32,967	25,652

Net interest income	36,418	38,953	77,873	75,745	76,715	69,350	54,892
Provision for loan losses	7,985	3,276	10,020	1,060	1,450	1,172	2,154

Net interest income after provision for loan losses	28,433	35,677	67,853	74,685	75,265	68,178	52,738
Noninterest income	16,611	15,004	30,555	25,105	28,245	25,510	23,302
Noninterest expenses	42,278	39,967	79,636	73,550	67,567	58,275	51,221

Income before income taxes	2,766	10,714	18,772	26,240	35,943	35,413	24,819
Income tax expense	60	2,729	4,258	6,484	9,951	10,591	6,894

Net income	$2,706	$7,985	$14,514	$19,756	$25,992	$24,822	$17,925

Dividends and accretion on preferred stock	1,721	—	18	—	—	—	—

Net income available to common shareholders	$985	$7,985	$14,496	$19,756	$25,992	$24,822	$17,925

Financial Condition:
Assets	$2,615,447	$2,395,930	$2,551,932	$2,301,397	$2,092,891	$1,824,958	$1,672,210
Loans, net of unearned income	1,871,506	1,823,706	1,874,088	1,747,820	1,549,445	1,362,254	1,264,841
Intangible assets	65,126	67,051	66,087	68,024	62,390	39,801	40,713
Deposits	1,997,364	1,786,847	1,926,999	1,659,578	1,665,908	1,456,515	1,314,317
Stockholders’ equity	274,459	213,475	273,798	212,082	199,416	179,358	162,758

Per Share Data:
Earnings per share, basic	$0.07	$0.59	$1.08	$1.48	$1.97	$1.89	$1.42
Earnings per share, diluted	0.07	0.59	1.07	1.47	1.94	1.87	1.41
Cash basis earnings per share, diluted	0.24	0.64	1.16	1.56	2.03	1.93	1.46
Cash dividends paid	0.180	0.370	0.740	0.725	0.630	0.520	0.453
Book value	16.02	15.81	16.03	15.82	14.99	13.59	12.41
Tangible book value	11.24	10.84	11.17	10.74	10.30	10.57	9.31
Dividend payout ratio	257.14%	62.71%	69.16%	49.32%	31.98%	27.21%	31.92%
Weighted average shares outstanding, basic	13,569,332	13,457,911	13,477,760	13,341,741	13,233,101	13,142,999	12,604,187
Weighted average shares outstanding, diluted	13,609,625	13,496,874	13,542,948	13,422,139	13,361,773	13,275,074	12,723,213

	Six Months Ended June 30, (Unaudited)		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Amounts in thousands, except per share information)
Selected Ratios:
Return on average assets(1)	0.21%	0.69%	0.61%	0.91%	1.30%	1.43%	1.19%
Return on average equity(1)	1.98%	7.47%	6.70%	9.61%	13.64%	14.49%	12.18%
Cash basis return on average assets(1)(2)	0.27%	0.77%	0.68%	1.00%	1.40%	1.51%	1.26%
Cash basis return on average tangible common equity(1)(3)	4.35%	11.76%	10.69%	14.88%	20.31%	19.57%	15.78%
Efficiency ratio(4)	79.73%	74.07%	73.45%	72.93%	64.37%	61.43%	65.51%
Net Interest margin	3.26%	3.89%	3.79%	4.06%	4.37%	4.46%	4.11%

Asset Quality Ratios:
Allowance for loan losses to period end loans	1.58%	1.19%	1.36%	1.11%	1.24%	1.26%	1.30%
Allowance for loan losses to period end non-performing loans	78.80%	178.41%	176.91%	204.92%	176.11%	152.07%	146.69%
Non-performing assets to period end loans and OREO	2.77%	0.71%	1.15%	0.57%	0.70%	0.83%	0.88%
Net charge-offs to average loans	0.41%	0.11%	0.21%	0.05%	0.01%	0.03%	-0.06%

Capital Ratios:
Tangible common equity to tangible assets(5)	6.00%	6.29%	6.09%	6.45%	6.75%	7.82%	7.48%
Tier 1 leverage ratio	10.53%	8.98%	11.14%	9.20%	9.57%	9.09%	8.60%
Tier 1 risk-based capital ratio	13.04%	10.38%	13.31%	10.65%	11.63%	10.97%	10.41%
Total risk-based capital ratio	14.29%	11.48%	14.56%	11.67%	12.78%	12.14%	11.63%

(1)	Annualized for the six-months ended June 30, 2009 and 2008.
(2)	Cash basis return on average tangible assets is calculated by dividing net income less amortization of intangibles by average assets less average intangibles.
(3)	Cash basis return on average tangible common equity is calculated by divided net income available to common shareholders less amortization of intangibles by average common equity less average intangibles.
(4)	The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(5)	Tangible common equity to tangible assets is calculated by dividing period-end common equity less period-end intangibles by period-end assets less period-end intangibles.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF FIRST MARKET BANK

The following selected financial information of First Market Bank as of and for each of the years in the five-year period ended December 31, 2008 is derived from FMB’s audited consolidated financial statements. The financial information as of and for the six-month periods ended June 30, 2009 and 2008 is derived from FMB’s unaudited consolidated financial statements. In the opinion of FMB’s management, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2009 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2009. The financial data below should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus supplement from the Form 8-K we filed with the SEC on September 8, 2009.

	Six Months Ended June 30, (Unaudited)		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Amounts in thousands, except per share information)
Results of Operations:
Interest and dividend income	$32,880	$36,990	$73,245	$79,815	$71,354	$57,401	$48,468
Interest expense	12,235	16,993	32,423	37,472	29,052	18,477	14,036

Net interest income	20,645	19,997	40,822	42,343	42,302	38,924	34,432
Provision for loan losses	2,420	2,200	4,530	1,624	1,640	917	2,101

Net interest income after provision for loan losses	18,225	17,797	36,292	40,719	40,662	38,007	32,331
Noninterest income	5,992	5,915	7,459	12,028	10,856	9,836	9,490
Noninterest expenses	22,312	20,310	42,321	40,149	36,327	33,095	26,525
Income before income taxes	1,905	3,402	1,430	12,598	15,191	14,748	15,296
Income tax (benefit) expense	422	1,145	(29)	4,466	5,591	5,148	5,629

Net income	$1,483	$2,257	$1,459	$8,132	$9,600	$9,600	$9,667

Dividends and accretion on preferred stock	1,305	450	900	900	675	—	—

Net income available to common shareholders	$178	$1,807	$559	$7,232	$8,925	$9,600	$9,667

Financial Condition:
Assets	$1,439,193	$1,315,807	$1,299,542	$1,264,440	$1,211,856	$1,108,967	$1,052,810
Loans, net of unearned income	1,009,951	1,046,612	1,043,702	969,921	893,467	772,851	708,345
Deposits	1,188,879	1,012,369	1,075,065	974,087	1,048,492	987,759	915,369
Stockholders’ equity	125,132	82,700	89,377	81,720	73,261	82,030	75,387

Per Share Data:
Earnings per share, basic	$166.74	$1,806.91	$549.74	$7,232.16	$8,925.55	$9,599.95	$9,666.82
Earnings per share, diluted	166.74	1,806.91	549.74	7,232.16	8,925.55	9,599.95	9,666.82
Book value per common share	75,932.41	72,700.32	74,305.13	71,720.45	63,261.28	82,030.38	75,386.93
Weighted average shares outstanding, basic	1,068	1,000	1,017	1,000	1,000	1,000	1,000
Weighted average shares outstanding, diluted	1,068	1,000	1,017	1,000	1,000	1,000	1,000

Selected Ratios:
Return on average assets(1)	0.21%	0.36%	0.11%	0.66%	0.84%	0.89%	0.95%
Return on average equity(1)	2.50%	5.37%	1.71%	10.35%	13.03%	12.21%	13.60%
Efficiency ratio(2)	83.76%	78.38%	87.66%	73.84%	68.34%	67.87%	60.39%
Net interest margin	3.14%	3.30%	3.29%	3.59%	3.87%	3.80%	3.54%

	Six Months Ended June 30, (Unaudited)		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Amounts in thousands, except per share information)
Asset Quality Ratios:
Allowance for loan losses to period end	1.40%	1.23%	1.30%	1.20%	1.25%	1.25%	1.30%
Allowance for loan losses to period end non-performing loans	74.45%	571.99%	263.00%	501.12%	666.75%	376.75%	2,284.83%
Non-performing assets to period end loans and OREO	2.04%	.26%	.58%	.28%	.24%	.33%	.06%
Net charge-offs to average loans	.36%	.19%	.25%	.12%	.02%	.06%	.08%
Capital Ratios:
Equity to assets	8.69%	6.29%	6.88%	6.46%	6.05%	7.40%	7.16%
Tier 1 leverage ratio	8.63%	6.40%	6.92%	6.53%	6.27%	7.85%	7.22%
Tier 1 risk-based capital ratio	11.14%	7.52%	8.12%	7.91%	7.88%	9.98%	10.26%
Total risk-based capital ratio	13.86%	10.22%	10.92%	10.69%	10.83%	11.10%	11.50%

(1)	Annualized for the six-months ended June 30, 2009 and 2008.
(2)	The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

SELECTED PRELIMINARY UNAUDITED

PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma combined financial information is designed to show how the proposed merger with FMB might have affected our historical financial statements if the merger with FMB had been completed at an earlier date and was prepared based on our historical financial statements and the historical financial statements of FMB as supplied by FMB. The following should be read in connection with “Preliminary Unaudited Pro Forma Condensed Combined Financial Information Reflecting the First Market Bank Proposed Merger” beginning on page S-23 and the historical consolidated financial statements of the Company and FMB that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, may not reflect all of the anticipated financial expenses and benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

	As of June 30, 2009
	UBSH Historical	FMB Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands)
Condensed Combined Balance Sheet

Assets
Cash and cash equivalents	$80,377	$150,412	$(8,000)	$222,789
Securities	406,662	232,937	357	639,956
Mortgage loans held for sale	64,069	—	—	64,069
Loans, net	1,841,867	995,858	(13,296)	2,824,429
Premises and equipment, net	78,787	23,408	—	102,195
Core deposit intangibles, net	8,652	—	21,883	30,535
Goodwill	56,474	—	11,372	67,846
Other assets	78,559	36,578	378	115,515

Total assets	$2,615,447	$1,439,193	$12,694	$4,067,334

Liabilities and Stockholders’ Equity
Deposits	$1,997,364	$1,188,879	$7,913	$3,194,156
Borrowings	322,512	119,740	2,114	444,366
Other liabilities	21,112	5,442	—	26,554
Stockholders’ equity	274,459	125,132	2,667	402,258

Total liabilities and stockholders’ equity	$2,615,447	$1,439,193	$12,694	$4,067,334

	For the Six Months Ended June 30, 2009
	UBSH Historical	FMB Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands)
Condensed Combined Income Statement

Interest income	$63,341	$32,880	$187	$96,408
Interest expense	26,923	12,235	(2,683)	36,475

Net interest income	36,418	20,645	2,869	59,932
Provision for loan losses	7,985	2,420	—	10,405

Net interest income after provision for loan losses	28,433	18,225	2,869	49,527
Noninterest income	16,611	5,992	—	22,603
Noninterest expense	42,278	22,312	1,563	66,153

Income before taxes	2,766	1,905	1,306	5,977
Income tax expense	60	421	457	939

Net income	$2,706	$1,483	$849	$5,039
Dividends and accretion on preferred stock	1,721	1,305	—	3,026

Net income available to common stockholders	$985	$178	$849	$2,013

Earnings per common share, basic	$0.07	$167.08		$0.10
Earnings per common share, diluted	$0.07	$167.08		$0.10

	For the Year Ended December 31, 2008
	UBSH Historical	FMB Historical	Pro Forma Adjustments	Pro Forma Combined
	(Dollars in thousands)
Condensed Combined Income Statement

Interest income	$135,095	$73,245	$373	$208,713
Interest expense	57,222	32,423	(5,366)	84,279

Net interest income	77,873	40,822	5,739	124,434
Provision for loan losses	10,020	4,530	—	14,550

Net interest income after provision for loan losses	67,853	36,292	5,739	109,884
Noninterest income	30,555	7,459	—	38,014
Noninterest expense	79,636	42,321	3,126	125,083

Income before taxes	18,772	1,430	2,614	22,815
Income tax expense (benefit)	4,258	(29)	915	5,144

Net income	$14,514	$1,459	$1,699	$17,671
Dividends and accretion on preferred stock	18	900	—	918

Net income available to common stockholders	$14,496	$559	$1,699	$16,753

Earnings per common share, basic	$1.08	$549.74		$0.80
Earnings per common share, diluted	$1.07	$549.74		$0.80

RISK FACTORS

An investment in our common stock involves certain risks. This prospectus supplement and the accompanying prospectus do not describe all of those risks. Before investing in any shares of our common stock, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed by us with the SEC.

Risks Related to Our Business

For a discussion of the risks and uncertainties that relate to our business, please read the risks below as well as “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Recent negative developments in the financial services industry and U.S. credit markets may adversely impact our operations and results.

Negative developments in the credit and capital markets over the last two years have created significant volatility in the financial markets and have resulted in higher unemployment and deterioration of the U.S. economy. Commercial as well as consumer loan portfolio performances have deteriorated at many institutions and the competition for deposits and quality loans has increased significantly. In addition, the values of real estate collateral supporting many commercial loans and home mortgages have declined and may continue to decline. Stock prices of financial institutions and their holding companies have declined, increasing the cost of raising capital and borrowing in the debt markets compared to recent years. As a result, there is a significant potential for new federal or state laws and regulations regarding lending and funding practices and liquidity and capital standards, and bank regulatory agencies are expected to be aggressive in responding to concerns and trends identified in examinations, including the expected issuance of many formal enforcement orders. Negative developments in the financial industry and the impact of new legislation in response to those developments could negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance.

The Obama administration has proposed, and Congress has taken up, a series of proposals to reform the federal regulatory structure for insured depository institutions and other financial organizations. Under these proposals, Congress and the regulators could adopt sweeping changes to financial sector regulation and oversight, dramatically increasing the federal government’s role in nearly every aspect of the financial markets. The proposals also could lead to an imposition of higher capital requirements on all banks, which could adversely affect our earnings. Another proposal would reduce federal preemption and authorize state attorneys general and state regulators to impose local laws on us. Such a development would require us to deal with a large number of regulators and would increase our compliance and administrative costs.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Like all financial institutions, we maintain an allowance for loan losses to provide for loans that our borrowers may not repay in their entirety. We believe that we maintain our allowance for loan losses at a level adequate to absorb probable losses inherent in our loan portfolio as of the corresponding balance sheet date and in compliance with applicable accounting and regulatory guidance. However, our allowance for loan losses may not be sufficient to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. We have seen an increase in the level of potential problem loans in our loan portfolio with higher than normal risk. We expect to receive more frequent requests from borrowers to modify loans. The related accounting measurements related to impairment and the loan loss allowance require significant estimates that are subject to uncertainty and changes relating to new information and changing circumstances. The significant uncertainties surrounding our borrowers’ abilities to execute their business models successfully through changing economic environments, competitive challenges and other factors complicate our estimates of the risk of loss and amount of loss on any loan. Because of the degree of uncertainty and susceptibility of these factors to change, our actual losses may vary from our current estimates. We expect fluctuations in our loan loss provisions due to the uncertain economic conditions. Please see the discussion set forth under “Critical Accounting Policies – Allowance for Loan Losses” in our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our regulators, as an integral part of their examination process, periodically review our allowance for loan losses and may require us to increase our allowance for loan losses by recognizing additional provisions for loan losses charged to expense, or to decrease our allowance for loan losses by recognizing loan charge-offs, net of recoveries. Any such required additional provisions for loan losses or charge-offs could have a material adverse effect on our financial condition and results of operations.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition.

Our nonperforming assets adversely affect our net income in various ways. Until economic and market conditions improve, we expect to continue to incur additional losses relating to an increase in nonperforming loans. We do not record interest income on non-accrual loans, thereby adversely affecting our income and increasing loan administration costs. When we receive collateral through foreclosures and similar proceedings, we are required to mark the related loan to the then fair market value of the collateral less estimated selling costs, which may result in a loss. An increase in the level of nonperforming assets also increases our risk profile and may impact the capital levels our regulators believe is appropriate in light of such risks. We utilize various techniques such as loan sales, workouts and restructurings to manage our problem assets. Decreases in the value of these problem assets, the underlying collateral, or in the borrowers’ performance or financial condition, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management and staff, which can be detrimental to performance of their other responsibilities. There can be no assurance that we will avoid further increases in nonperforming loans in the future.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference (or “spread”) between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our interest rate spread, and, in turn, our profitability.

The FDIC has increased deposit insurance premiums to restore and maintain the federal deposit insurance fund, which has increased our costs and could adversely affect our business.

The FDIC recently adopted a final rule revising its risk-based assessment system, effective April 1, 2009. The changes to the assessment system involve adjustments to the risk-based calculation of an institution’s unsecured debt, secured liabilities and brokered deposits. The potential increase in FDIC deposit insurance premiums could have a significant impact on us.

On May 22, 2009, the FDIC imposed a special deposit insurance assessment of 5 basis points on each insured institution’s total assets less Tier 1 capital. This emergency assessment was calculated based on the insured institution’s assets at June 30, 2009, and will be collected on September 30, 2009. This special assessment is in addition to the regular quarterly risk-based assessment. The FDIC has announced that an additional special assessment in 2009 of up to 5 basis points is probable.

The FDIC deposit insurance fund may suffer additional losses in the future due to bank failures. There can be no assurance that there will not be additional significant deposit insurance premium increases in order to restore the insurance fund’s reserve ratio.

We cannot predict the effect of recently enacted and possible future federal legislation on the U.S. economy and the banking industry; there can be no assurance that these measures will successfully address the current recessionary conditions.

In October 2008, Congress enacted the Emergency Economic Stabilization Act of 2008 (“EESA”), which provided the Treasury with broad authority to implement action intended to help restore stability and liquidity to the U.S. financial markets. Pursuant to the EESA, the Treasury has the ability to purchase or insure up to $700 billion in troubled assets held by financial institutions under the TARP. In October 2008, the Treasury announced it would initially purchase equity stakes in financial institutions under the CPP of up to $350 billion of the $700 billion authorized under the TARP legislation. We are participating in the CPP. The EESA also increased the amount of deposit account insurance from $100,000 to $250,000 effective until December 31, 2009. This increase was subsequently extended through December 31, 2013 by the Helping Families Save Their Home Act on May 20, 2009.

In early 2009, the Treasury also announced the Financial Stability Plan which, among other things, provides a new capital program called the Capital Assistance Program, establishing a public-private investment fund for the purchase of troubled assets, and expands the Term Asset-Backed Securities Loan Facility. The Treasury also recently announced plans to create a federal Consumer Financial Protection Agency. This legislation is in the early stages, and it is not possible to predict whether such legislation will be enacted. Due to the recessionary condition of the national economy, it is possible that additional legislation affecting the banking industry may be enacted in the near future. The full effect of legislation recently enacted and broad legislation that may be enacted in the near future on the national economy and financial institutions cannot now be predicted. There can be no assurance that these measures will successfully address the current recessionary conditions.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a bank holding company that conducts substantially all of our operations through our Community Banks and other subsidiaries. As a result, our ability to make dividend payments on our common stock depends primarily on certain federal regulatory considerations and the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our Community Banks to pay dividends or make other payments to us. For additional information regarding the regulatory restrictions applicable to us and our subsidiaries, see “Item 1 Business – Supervision and Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our governing documents and Virginia law contain anti-takeover provisions that could negatively impact our stockholders.

Our Articles of Incorporation and Bylaws and the Virginia Stock Corporation Act contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of the Company. These provisions and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of our common stock. For additional information regarding these anti-takeover provisions, see the discussion under the heading “Description of Common Stock – Certain Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Virginia Law” beginning on page 8 of the accompanying prospectus.

We have been sued in a class action lawsuit under the Maryland Secondary Mortgage Loan Law, and it is possible that we will suffer losses as a result of this lawsuit.

On September 2, 2009, Union Mortgage Group, Inc., a wholly owned subsidiary of Union Bankshares Corporation, received notice that it has been sued in Maryland state court in a class action lawsuit under the Maryland Secondary Mortgage Loan Law (the “SMLL”). In general, the lawsuit alleges that Union Mortgage, in connection with making second mortgage loans to customers, violated the SMLL by charging certain fees, closing costs and interest in excess of the limitations established by the SMLL, and by making unauthorized payments to brokers, and while doing so did not provide the mandatory disclosure forms required by the Maryland Commissioner of Financial Regulations.

Under the SMLL, statutory remedies for violations include the refunding of closing fees and costs and all interest payments made on the second mortgage loans to date, as well as permitting the lender to collect only the principal amount of the loans going forward. The law allows additional civil penalties to be assessed for knowing violations of the SMLL.

While we will contest the lawsuit vigorously and assert a number of defenses, because of the recent nature of this lawsuit we cannot adequately assess its merits at this time or predict the number of potential class action members. We also cannot predict when the lawsuit will be resolved, and it is likely that the lawsuit will remain pending for the foreseeable future. It is possible that the plaintiffs ultimately may prevail in the litigation. Any such adverse judgment could materially and adversely affect our financial condition.

Risks Related to Our Proposed Merger with First Market Bank if Completed

The merger consideration for the FMB common stock is fixed despite any change in our stock price.

Each share of FMB common stock will be converted in the proposed merger into the right to receive 6,273.259 shares of our common stock, the value of which will depend upon the price of our common stock. The price of our common stock when the merger takes place may vary from its price at the date the fixed exchange rate was established. Such variations in the price of our common stock may result from changes in our business, operations or prospects, regulatory considerations, general market and economic conditions, and other factors. We will not know the exact value of the consideration to be paid by us until the merger is completed.

If we do not successfully integrate the Company and FMB, the combined company may not realize the expected benefits from the merger.

Integration in connection with a merger is sometimes difficult, and there is a risk that integrating the two companies may take more time and resources than we expect.

Our ability to integrate the Company and FMB after the proposed merger and our future success depend in large part on the ability of members of the combined company’s board of directors to work together effectively. The combined company will be governed by a board of directors comprised of thirteen directors, of which ten will be the current directors of the Company and the following three directors from FMB, James E. Ukrop, Steven A. Markel, and David J. Fairchild. Our president and chief executive officer, G. William Beale, will serve as chief executive officer of the combined company. FMB’s chief executive officer, David J. Fairchild, will serve as president of the combined company. Disagreements among board members of the combined company could arise in connection with integration issues, strategic considerations and other matters. As a result, there is a risk that the combined company’s board of directors may not be able to operate effectively, which would affect adversely our ability to integrate successfully the operations of the Company and FMB.

Combining the Company and FMB may be more difficult, costly or time-consuming than we expect.

The Company and FMB have operated and, until the completion of the proposed merger, will continue to operate independently. The integration process could result in the loss of key employees, the disruption of each party’s ongoing business, inconsistencies in standards, controls, procedures and policies that adversely affect either party’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. As with any merger of financial institutions, there also may be disruptions that cause us and FMB to lose customers or cause customers to withdraw their deposits from FMB or our banking subsidiaries, or other unintended consequences that could have a material adverse effect on our results of operations or financial condition.

The proposed merger with FMB may distract our management and FMB’s management from their other responsibilities.

Our merger with FMB could cause our management and the management of FMB to focus their time and energies on matters related to the transaction that otherwise would be directed to our business and operations and FMB’s business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect our business and earnings or the business and earnings of the combined company.

The combined bank may not be able to effectively integrate the operations of FMB and the Union Bank and Trust Company.

The future operating performance of the combined company and the combined bank will depend, in part, on the success of the merger of FMB and Union Bank and Trust Company. The success of this merger will, in turn, depend on a number of factors, including: the combined bank’s ability to (i) integrate the operations and branches of FMB and Union Bank and Trust Company; (ii) retain the deposits and customers of FMB and Union Bank and Trust Company; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of FMB and Union Bank and Trust Company into the operations of the combined bank, as well as reducing overlapping bank personnel. The integration of FMB and Union Bank and Trust Company following the merger will require the dedication of the time and resources of the banks’ management, and may temporarily distract managements’ attention from the day-to-day business of the banks. If the combined bank is unable to successfully integrate FMB and Union Bank and Trust Company, the combined bank may not be able to realize expected operating efficiencies and eliminate redundant costs.

A significant majority of FMB’s branches are located in Ukrop’s Super Markets’ grocery stores and the possible sale of Ukrop’s Super Markets could adversely affect the business of those branches.

Twenty-five of FMB’s 39 branches are located in Ukrop’s Super Markets’ grocery stores. It is possible, but not certain, that Ukrop’s Super Markets could be sold in the future. Such a sale would likely result in the rebranding of Ukrop’s Super Markets’ grocery stores and a change in certain operational aspects of Ukrop’s Super Markets. These changes may or may not be widely accepted by Ukrop’s Super Markets’ grocery stores’ current customers. If business declines in the grocery store locations following such a sale of Ukrop’s Super Markets, FMB customers may no longer find the FMB branch locations to be convenient, which could have a materially adverse effect on the earnings of the former FMB branches following our proposed merger.

Risks Related to this Offering and Our Common Stock

Market conditions and other factors may affect the market price of our common stock.

The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects, future acquisitions to which we are a party, this offering or future sales of our securities. The market price of our common stock may fluctuate as a result of a variety of additional factors, many of which are beyond our control. These factors include the following:

•	operating results that vary from the expectation of management, securities analysts and investors;

•	developments in our business or the financial sector generally;

•	regulatory changes affecting our industry generally or our business and operations;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	our ability to integrate the companies and the businesses that we acquire; and

•	changes in the credit, mortgage and housing markets, including the market for securities relating to mortgages or housing.

Accordingly, the shares of common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased.

The market price and trading volume of our common stock may be volatile.

Stock markets, in general, have recently experienced significant price and volume volatility, and the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or prospects. Increased volatility could result in a decline in the market price of our common stock.

There may be future sales or other dilution of our equity, which could adversely affect the market price of our common stock.

The exercise of the underwriters’ over-allotment option, the exercise of any options granted to executive officers and other employees under our equity compensation plans, the issuance of shares to the shareholders of FMB in connection with the proposed merger with FMB, the exercise of the Warrant issued to the Treasury, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. We are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock. Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our shareholders bear the risk that our future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

Our management will have broad discretion in allocating all of the proceeds of the offering.

We intend to use the net proceeds from this offering for general corporate purposes which may include, among other things, support of organic and opportunistic acquisition-based growth. General corporate purposes also include using the net proceeds to provide additional equity capital to our Community Banks to support the growth of our operations. Although we have not made a specific allocation for the use of all of the net proceeds, we have given notice to the Federal Reserve Bank of Richmond of our intent to seek regulatory approval to repurchase all of the preferred stock we issued to the Treasury.

Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining specific uses of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the net proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus supplement or the accompanying prospectus.

Future offerings of debt, which would be senior to our common stock upon liquidation, and/or preferred equity securities, which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources or, if our or our Community Banks’ capital ratios fall below the required minimums, we or our banking subsidiaries could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

The Series A Preferred Stock diminishes the net income available to our common shareholders and earnings per common share, and the Warrant may be dilutive to holders of our common stock.

The dividends accrued and the accretion on discount on the Series A Preferred Stock issued to the Treasury reduce the net income available to common shareholders and our earnings per common share. Because the Series A Preferred Stock is cumulative, any dividends not declared or paid will accumulate and will be payable when the payment of dividends is resumed. Five years after the original date of issuance, the Series A Preferred Stock’s dividend rate will increase from 5.0% per annum to 9.0% per annum if not earlier redeemed. If we are unable to redeem the Series A Preferred Stock prior to the date of this increase, the cost of this capital to us will increase substantially. Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our earnings and could also adversely affect our ability to declare and pay dividends on our common shares. Shares of Series A Preferred Stock will also receive preferential treatment in the event of the liquidation, dissolution or winding up of the Company. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the Warrant is exercised. The shares of common stock underlying the Warrant represent approximately 3% of the shares of our common stock outstanding as of June 30, 2009 (including the shares issuable upon exercise of the Warrant in our total outstanding shares and not including the 50% reduction in the number of shares subject to the Warrant which we expect would occur if we raise at least $59 million in this offering or in this offering and one or more qualified offerings prior to December 31, 2009). Although the Treasury has agreed not to vote any of the shares of common stock acquired upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

Finally, the terms of the Series A Preferred Stock allow the Treasury to impose additional restrictions, including those on dividends and to amend unilaterally the terms of the preferred stock to comply with changes in applicable federal law.

Holders of the Series A Preferred Stock have certain voting rights that may adversely affect our common shareholders, and the holders of the Series A Preferred Stock may have interests different from our common shareholders.

In the event that we fail to pay dividends on the Series A Preferred Stock for an aggregate of at least six quarterly dividend periods (whether or not consecutive), the Treasury will have the right to appoint two directors to our board of directors until all accrued but unpaid dividends have been paid; otherwise, except as required by law, holders of the Series A Preferred Stock have limited voting rights. So long as shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or our Articles of Incorporation, the vote or consent of holders owning at least 66 2/3% of the shares of Series A Preferred Stock outstanding is required for:

•	any authorization or issuance of shares ranking senior to the Series A Preferred Stock;

•	any amendments to the rights of the Series A Preferred Stock so as to adversely affect the rights, preferences, privileges or voting power of the Series A Preferred Stock; or

•

consummation of any merger, share exchange or similar transaction unless the shares of Series A Preferred Stock remain outstanding, or if we are not the surviving entity in such transaction, are converted into or exchanged for preference securities of the surviving entity and the shares of Series A Preferred Stock remaining outstanding or such preference securities have the rights, preferences, privileges and voting power of the Series A Preferred Stock.

The holders of Series A Preferred Stock, including the Treasury, may have different interests from the holders of our common stock, and could vote to block the foregoing transactions, even where considered desirable by, or in the best interests of, the holders of our common stock.

Our ability to repurchase our shares is restricted.

The consent of the Treasury generally is required for us to make any stock repurchase (other than in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice and certain other exemptions), unless all of the Series A Preferred Stock has been redeemed or transferred by the Treasury to unaffiliated third parties. Further, common shares, junior preferred shares or pari passu preferred shares may not be repurchased if we are in arrears on the payment of Series A Preferred Stock dividends.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $             million, after deducting the underwriting discounts and commissions and our estimated expenses (or approximately $             million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, support for organic and opportunistic acquisition-based growth. Depending on our evaluation of the optimal use of the proceeds of the offering, we may determine to apply proceeds from this offering to the repurchase of all or a portion of the preferred stock we have issued to the Treasury. We have recently given notice to the Federal Reserve Bank of Richmond of our intent to seek regulatory approval to repurchase all of the preferred stock we issued to the Treasury.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of June 30, 2009:

•	on an actual basis;

•	as adjusted to give effect to the issuance of the common stock offered hereby; and

•

on a pro forma as adjusted basis, giving effect to the issuance of the common stock offered hereby and the issuance of shares of our common stock and preferred stock in connection with our proposed merger with FMB, which shares include: (i) approximately 7.5 million shares of our common stock to the holders of the common stock and Series A preferred stock of FMB; and (ii) 35,595 shares of our preferred stock to the Treasury in connection with our assumption of the preferred stock issued by FMB to the Treasury pursuant to the CPP.

You should read the following table with the consolidated financial statements and notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information under the caption “Preliminary Unaudited Pro Forma Condensed Combined Financial Information Reflecting the First Market Bank Proposed Merger,” beginning on page S-23 that gives effect to proposed merger with FMB.

	June 30, 2009
	Actual	As Adjusted (1)		Pro Forma As Adjusted
	(Dollars in thousands, except per share data)
Long-Term Indebtedness
Trust preferred capital notes	$60,310		$60,310		$60,310
Long-term borrowings	140,000		140,000		219,614

Total long-term indebtedness	$200,310		$200,310		$279,924

Stockholders’ Equity
Preferred stock ($10.00 par value; 500,000 shares authorized; 59,000 shares outstanding and 94,595 shares outstanding on a pro forma as adjusted basis)	$590		$590		$929
Common stock ($1.33 par value; 36,000,000 shares authorized; 13,604,601 shares outstanding and shares outstanding, as adjusted, and shares outstanding on a pro forma as adjusted basis)	18,103
Surplus	102,076
Retained earnings	153,947		153,947		145,947
Warrant	2,808		2,808		2,808
Discount on preferred stock	(2,544)		(2,544)		(4,123)
Accumulated other comprehensive (loss)	(521)		(521)		(521)

Total stockholders’ equity	$274,459	$		$

Total capitalization (2)	$474,769	$		$

Per Share of Common Stock
Book value per share	$16.02	$		$

Tangible book value per share	11.24

Capital Ratios
Tangible common equity to tangible assets	6.00%		%		%
Tier 1 leverage ratio	10.53%		%		%
Tier 1 risk-based capital ratio	13.04%		%		%
Total risk-based capital ratio	14.29%		%		%

(1)	Assumes no exercise of the underwriters’ over-allotment option. If the underwriters exercise the over-allotment option in full, shares of common stock would be sold, resulting in estimated net proceeds of approximately $ .
(2)	Total capitalization is the sum of total long-term indebtedness plus stockholders’ equity.

MARKET PRICE OF OUR COMMON STOCK AND DIVIDENDS

Price Range of Common Stock

Our common stock trades on The Nasdaq Global Select Market under the symbol “UBSH.” As of June 30, 2009, there were 13,604,601 common shares issued and outstanding held by approximately 2,395 shareholders of record. The following table shows the high and low closing sales prices of our common stock during the periods indicated, as well as the dividends declared for such periods.

	Sales Price		Dividends Per Share
	High	Low
2007
First Quarter	$30.00	$24.05	$0.175
Second Quarter	27.01	22.88	0.180
Third Quarter	24.93	19.40	0.185
Fourth Quarter	24.35	18.04	0.185

2008
First Quarter	$21.90	$16.05	$0.185
Second Quarter	20.38	14.89	0.185
Third Quarter	29.20	14.25	0.185
Fourth Quarter	25.00	16.02	0.185

2009
First Quarter	$24.91	$9.00	$0.12
Second Quarter	20.93	13.50	0.06
Third Quarter (through September 4, 2009)	16.81	12.76	0.06

The last reported sales price of our common stock on September 4, 2009 was $16.21.

Dividends

In 2006, we began paying our common stock dividend on a quarterly basis instead of semi-annually. Our future dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both us and our Community Banks, applicable governmental regulations and policies and other factors deemed relevant by our board of directors.

The primary source of funds for dividends paid by us to our shareholders is the dividends received from our subsidiaries. Our Community Banks are subject to federal and state legal limitations on the amount of dividends they are permitted to pay to the Company. These regulations limit the size of dividends they may pay to us without prior regulatory approval. Virginia law allows dividends to be paid only out of net undivided profits. Additionally, state and federal bank regulatory agencies may also prohibit us from paying dividends if such agencies determine the payment would constitute an unsafe or unsound practice. We could further be limited in our payment of dividends by minimum capital requirements, which are subject to adjustment from time to time.

While our board of directors expects to continue to declare dividends quarterly, there can be no assurance that dividends on our common stock will be paid in the future.

PRELIMINARY UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION REFLECTING THE FIRST MARKET BANK PROPOSED MERGER

The following unaudited pro forma combined financial information is designed to show how the proposed merger of the Company and FMB might have affected historical financial statements if the merger had been completed at an earlier time and was prepared based on the historical financial results reported by the Company and disclosed by FMB through the incorporation by reference of its historical financial statements contained in a Form 8-K filed by us with the SEC on September 8, 2009. The following should be read in connection with the Company’s and FMB’s audited consolidated financial statements, both of which are incorporated by reference in this prospectus supplement.

The unaudited pro forma balance sheet data assumes that the FMB merger took place on June 30, 2009 and combines the Company’s consolidated balance sheet as of June 30, 2009 with FMB’s consolidated balance sheet as of June 30, 2009. The unaudited pro forma statements of operations data for the six-months ended June 30, 2009 and for the year ended December 31, 2008 give effect to the merger as if it occurred on January 1, 2008. The unaudited pro forma financial statements give effect to the proposed merger under the acquisition method of accounting.

The unaudited pro forma combined financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the companies been combined during these periods.

In December 2007, the Financial Accounting Standards Board issued Statement of Financial Standards (“SFAS”) No. 141 Revised (“SFAS 141R”), which replaced SFAS 141, “Business Combinations,” for periods beginning on or after December 15, 2008, but retains the fundamental requirements in SFAS 141, that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination.

SFAS 141R revises the definition of the acquisition date as the date the acquirer obtains control of the acquiree. This is typically the closing date and is used to measure the fair value of the consideration paid. When the acquirer issues equity instruments as full or partial payment for the acquiree, the fair value of the acquirer’s equity instruments will be measured at the acquisition date, rather than an earlier measurement date as currently required under SFAS 141. Under SFAS 141R all loans are transferred at fair value, including adjustments for credit and no allowance is carried over. Transaction costs are excluded from the acquisition accounting. They are instead accounted for under other generally accepted accounting principles, which may mean the costs are expensed as incurred (e.g., due diligence costs), or, to the extent applicable, treated as a cost of issuing equity securities. SFAS 141R nullifies Emerging Issues Task Force No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and requires costs associated with restructuring or exit activities that do not meet the recognition criteria in SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” as of the acquisition date to be subsequently recognized as post-combination costs when those criteria are met.

SFAS 141R also retains the guidance in SFAS 141 for identifying and recognizing intangible assets separately from goodwill. However, SFAS 141R’s scope is broader than that of SFAS 141, which was applied to only business combinations in which control was obtained by transferring consideration. The application of SFAS 141R was considered in arriving at the unaudited pro forma results in the tables provided below, including the tabular presentation immediately below which cross-references the required disclosures under SFAS 141R.

SFAS 141R Paragraph 68 Reference	Description

68(a)-(d)	Subject to required regulatory and shareholder approvals, in the fourth quarter of 2009 the Company expects to complete the acquisition of First Market Bank in a merger transaction in which 100% of the outstanding securities of FMB will be exchanged for Company securities. As a result of the merger, the combined company is expected to become the largest independent community banking organization headquartered in Virginia. The potential synergies, cost savings and other economies of scale are expected to improve profitability and enhance the strategic capabilities of the combined company. The combined company will have over $4 billion in assets, a strong capital base and 97 branches with a strong presence in high growth markets.

68(e), (k) and (l)	The goodwill of approximately $11.4 million arising from the transaction consists largely of the synergies, cost savings and other economies of scale from combining the two organizations. Such goodwill is expected to be assigned to the banking segment of the combined company and none of the goodwill is expected to be deductible for income tax purposes.

68(f)	The value of the total consideration transferred in the merger is expected to be $135.8 million, including approximately 7.4 million shares of Company common stock valued at $13.80 (based on March 31, 2009 closing price) or $101.8 million, plus $34.0 million in FMB Series B and C preferred stock issued to the Treasury in connection with FMB’s participation in the CPP under the TARP, each share of which will be converted into a corresponding series of Company preferred stock in the merger.

68(h)	The fair value of assets acquired in the merger is expected to include $984.7 million in loans and a $25.2 million credit adjustment for contractual cash flows not expected to be collected from the gross contractual amount receivable of $1.0 billion.

68(m), (n)	Acquisition-related expenses are estimated at approximately $12.0 million ($8.0 million after income taxes) and will be included in Noninterest Expenses on the Consolidated Income Statement. This excludes any costs to issue equity securities which shall be recognized under the appropriate generally accepted accounting principles.

68(i)	Recognized Amounts of Identifiable Assets Acquired and Liabilities Assumed:

Cash and cash equivalents	$150,412
Securities held to maturity	22,853
Securities available for sale	210,441
Loans	982,562
Premises and equipment	23,408
Other real estate owned	1,747
Core deposit intangibles	21,883
Bank-owned life insurance	15,177
Other assets	20,033
Noninterest-bearing deposits	(179,608)
Interest-bearing deposits	(1,017,184)
Other short-term borrowings	(42,240)
Long-term borrowings	(79,614)
Other liabilities	(5,442)

Total identified net assets	124,428
Goodwill	11,372

Total Consideration	$135,800

68(r)(2)	Supplemental pro forma 1/1/09 to 6/30/09	$ 82,535	$ 2,013

68(r)(3)	Supplemental pro forma 1/1/08 to 12/31/08	$162,448	$16,753

UNION BANKSHARES CORPORATION AND FIRST MARKET BANK, FSB

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

As of June 30, 2009

(in thousands)

	UBSH Historical	FMB Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$36,111	$26,593	$(8,000	)(10)	$54,704
Interest-bearing deposits in banks	41,242	123,819	—		165,061
Money market investments	123	—	—		123
Other interest-bearing deposits	2,598	—	—		2,598
Federal funds sold	303	—	—		303

Total cash and cash equivalents	80,377	150,412	(8,000)		222,789

Securities held to maturity	—	22,496	357	(1)	22,853
Securities available for sale, at fair value	406,662	210,441	—		617,103

Mortgage loans held for sale	64,069	—	—		64,069

Loans, net of unearned income	1,871,506	1,009,950	(27,388	)(2)	2,854,068
Less allowance for loan losses	29,639	14,092	(14,092	)(3)	29,639

Net loans	1,841,867	995,858	(13,296)		2,824,429

Premises and equipment, net	78,787	23,408	—		102,195
Other real estate owned	14,663	1,747	—		16,410
Core deposit intangibles, net	8,652	—	21,883	(4)	30,535
Goodwill	56,474	—	11,372	(9)	67,846
Bank-owned life insurance	32,584	15,177	—		47,761
Other assets	31,312	19,654	378	(7)	51,344

Total assets	$2,615,447	$1,439,193	$12,694		$4,067,334

LIABILITIES
Noninterest-bearing deposits	$302,841	$179,608	$—		$482,449
Interest-bearing deposits:
NOW accounts	200,431	119,066	—		319,497
Money market accounts	452,373	290,388	—		742,761
Savings accounts	101,145	36,161	—		137,306
Time deposits of $100,000 and over	453,336	202,806	—		656,142
Other time deposits	487,238	360,850	7,913	(6)	856,001
Brokered Deposits	—	—	—		—

Total interest-bearing deposits	1,694,523	1,009,271	7,913		2,711,707

Total deposits	1,997,364	1,188,879	7,913		3,194,156

Securities sold under agreements to repurchase	57,202	—	—		57,202
Other short-term borrowings	65,000	42,240	—		107,240
Long-term borrowings	140,000	77,500	2,114	(5)	219,614
Trust Preferred capital notes	60,310	—	—		60,310
Other liabilities	21,112	5,442	—		26,554

Total liabilities	2,340,988	1,314,061	10,027		3,665,076

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock	590	10,339	(10,000	)(8)	929
Common stock	18,103	0	9,810	(8)	27,913
Surplus	102,076	57,988	69,241	(8)	229,305
Retained earnings	153,947	57,543	(57,543	)(8)	145,947
			(8,000	)(10)
Warrant	2,808	—	—		2,808
Discount on preferred stock	(2,544)	(1,579)	—		(4,123)
Accumulated other comprehensive income (loss), net	(521)	841	(841	)(8)	(521)

Total stockholders’ equity	274,459	125,132	2,667		402,258

Total liabilities and stockholders’ equity	$2,615,447	$1,439,193	$12,694		$4,067,334

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information. Certain reclassifications have been made to FMB’s balance sheet to conform with UBSH’s presentation.

(1)	Fair value adjustment to securities portfolio.
(2)	The interest rate portion reflects fair value based upon current interest rates for similar loans and was provided by an outside valuation firm using primarily level 2 inputs. This adjustment will be accreted into income over the estimated lives of these loans. Estimated accretion in the pro forma was determined using the sum-of-the-years-digits method which approximates the level yield method. Upon closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield (interest) method.

The most significant portion ($25.2 million) of the adjustment to loans reflects the estimated credit portion of the fair value adjustment as required under SFAS 141R. This amount is an estimate of the contractual cash flows not expected to be collected over the estimated lives of these loans. It differs from the allowance for loan losses under SFAS 5 using the incurred loss model, which estimated probable loan losses incurred as of the balance sheet date. Under the incurred loss model, losses expected as a result of future events are not recognized. When using an expected cash flows approach however, those losses are factored into the valuation. Furthermore, when determining the present value of expected cash flows, the loans are discounted using an effective interest rate, which is not reflected in an incurred loss model. Thus, the anticipated difference in models and the application of a market interest rate led to the estimated credit quality adjustment of $25.2 million. For purposes of these pro forma financial statements, we have estimated this figure at 2.5% of the loan portfolio, based upon similar estimates in similar contemplated transactions.

The final accounting, as of the acquisition date, will utilize the valuation techniques set forth in SFAS 157, paragraph 18. The principal valuation approach will be the income approach and will include assumptions regarding the anticipated cash flows for loans and pools of loans, the timing/variability of such cash flows, the time value of money and other pertinent factors to develop a reasonable discounted cash flow valuation. Any increase/decrease in the estimated credit portion of the valuation adjustment in this pro forma estimate and the final accounting, as of the acquisition date, will result in an equal increase/decrease in goodwill.

(3)	Elimination of FMB’s existing allowance for loan losses. Acquisition accounting requires fair value accounting for acquired loans, eliminating the separate recorded valuation allowance.
(4)	Estimation of fair value of core deposit intangible (“CDI”) amortized over 7 years using a straight-line amortization method. The estimated CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships (i.e. noninterest and interest bearing demand accounts, savings and money market accounts). This value was estimated based on similar transactions while the final value and amortization method will be based upon results from an independent appraisal at the date of the acquisition that may provide a more reliable economic benefit pattern related to those deposits.
(5)	Fair value adjustment of borrowings at current interest rates for similar borrowings and was provided by an outside valuation firm. This adjustment will be accreted into income over the estimated lives of these borrowings. Estimated accretion in the pro forma was determined using the sum-of-the-years-digits method which approximates the level yield method. Upon closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield (interest) method.
(6)	Fair value adjustment on deposits at current interest rates for similar deposits as provided by an outside valuation firm. This adjustment will be accreted into income over the estimated lives of these deposits. Estimated accretion in the pro forma was determined using the sum-of-the-years-digits method which approximates the level yield method. Upon closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield (interest) method.
(7)	Estimated deferred tax asset arising from the credit quality fair value adjustment on loans and other fair value adjustments of assets and liabilities, less deferred tax liabilities arising from the core deposit intangible and other fair value adjustments of assets and liabilities.
(8)	Elimination of FMB stockholders’ equity as part of the acquisition accounting adjustments representing the conversion of all FMB preferred and common shares into shares of common stock of the Company. The $10 million in outstanding preferred shares will convert into common based on the average share price of Company common stock for the ten trading days preceding the fifth day prior to closing. FMB common shares convert at a ratio of 6,273.259 shares of Company common stock for each share of FMB. The Company will assume FMB’s $34.0 million obligation under the Treasury investment in FMB’s Series B and C preferred stock.

(9)	Estimated amount of goodwill to be recorded in the acquisition of FMB, less amounts allocated to the fair value of tangible and specifically identified intangible assets acquired. The purchase price and purchase price allocation are as follows:

Conversion of 100% of FMB’s outstanding common shares into 6,273.259 shares of Company common stock (based upon a closing price of $13.80 as of March 31, 2009) and conversion of 100% of FMB’s Series A 9% Non-Cumulative Preferred Stock (based upon the average closing price of Company common stock of $14.83 for the 10 days ended March 31,2009)	$101,784
Assumption by the Company of the book value of FMB’s Series B and C preferred stock issued to the Treasury	$34,016

Total consideration (Purchase Price)	$135,800

The excess of fair value of the consideration transferred over book value was allocated to identifiable intangibles based on their estimated value. The only such identified intangible is the core deposit intangible which was valued at 3.5% based on similar transactions and will be adjusted after an independent appraisal at the date of acquisition. The remaining amount of excess fair value of consideration transferred is recorded as goodwill. Such goodwill consists largely of the synergies, expense reductions and other economies of scale expected to come from combining the operations of FMB and the Company. No goodwill is expected to be deductible for income tax purposes.

The purchase price and purchase price allocation are as follows:

Allocation of Purchase Price
Total consideration (Purchase Price)	$135,800
Net assets acquired (book value)	125,132

Purchase price in excess of book value	10,668
Allocated to:
Core deposit intangible	21,833
Loans, net	(2,139)
Eliminate existing allowance for loan losses	14,092
Credit quality fair value adjustment on loans	(25,249)
Securities available for sale	357
Deposits	(7,913)
Long-term borrowings	(2,114)
Real Estate Valuation	—
Deferred income tax asset	379

Excess purchase price over allocation to identifiable asset and liabilities (goodwill)	$11,372

(10)	Adjustment to record estimated one-time merger related expenses and restructuring charges totaling $12.0 million ($8.0 million net of taxes) expected to be incurred. This adjustment for the anticipated non recurring charges is not reflected in the accompanying pro forma income statement.

UNION BANKSHARES CORPORATION AND FIRST MARKET BANK, FSB

Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

For The Six Months Ended June 30, 2009

(dollars in thousands, except per share data)

	UBSH Historical	FMB Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$55,372	$28,468	$306	(1)	$84,146
Interest on Federal funds sold	—	—	—		—
Interest on deposits in other banks	114	79	—		193
Interest on money market investments	—	—	—		—
Interest on other interest-bearing deposits	—	—	—		—
Interest and dividends on securities:
Taxable	5,066	4,191	(119	)(2)	9,138
Nontaxable	2,789	142	—		2,931

Total interest and dividend income	63,341	32,880	187		96,408

Interest Expense
Interest on deposits	21,892	10,480	(1,978	)(3)	30,394
Interest on Federal funds purchased	—	—	—		—
Interest on short-term borrowings	1,343	151	—		1,494
Interest on long-term borrowings	3,688	1,604	(705	)(5)	4,587

Total interest expense	26,923	12,235	(2,683)		36,475

Net interest income	36,418	20,645	2,869		59,932
Provision for loan losses	7,985	2,420	—		10,405

Net interest income after provision for loan losses	28,433	18,225	2,869		49,527

Noninterest Income
Service charges on deposit accounts	4,101	3,940	—		8,041
Other service charges, commissions and fees	2,915	1,644	—		4,559
Gains on securities transactions, net	14	—	—		14
Gains on sales of loans	8,635	—	—		8,635
Gains (losses) on sales of other real estate owned and bank premises, net	(54)	—	—		(54)
Other-than-temporary impairment of securities	—	—	—		—
Other operating income	1,000	408	—		1,408

Total noninterest income	16,611	5,992	—		22,603

Noninterest Expense
Salaries and benefits	21,547	11,389	—		32,936
Occupancy expenses	3,532	2,484	—		6,016
Furniture and equipment expenses	2,371	1,148	—		3,519
Communication expenses	3,299	305	—		3,604
Professional services	1,399	597	—		1,996
Data processing fees	684	2,160	—		2,844
Marketing and advertising expense	1,216	483	—		1,699
Insurance expense	2,825	1,178	—		4,003
Other taxes	897	—	—		897
Loan and OREO expenses	482	73	—		555
Amortization of core deposit premiums	967	—	1,563	(4)	2,530
Other expenses	3,059	2,495	—		5,554

Total noninterest expenses	42,278	22,312	1,563		66,153

Income before income taxes	2,766	1,905	1,306		5,977
Income tax expense	60	421	457		939

Net income	$2,706	$1,483	$849		$5,039

Dividends paid and accumulated on preferred stock	1,475	1,189	—		2,664
Net accretion of discount and amortization of premium on preferred stock	246	116	—		362

Net income available to common stockholders	$985	$178	$849		$2,013

Earnings per common share, basic	$0.07	$167.08			$0.10

Earnings per common share, diluted	$0.07	$167.08			$0.10

Weighted average shares outstanding – Basic	13,569,332	1,068	7,374,543		20,943,875
Weighted average shares outstanding – Diluted	13,609,625	1,068	7,374,543		20,984,168

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information. Certain reclassifications have been made to FMB’s income statement to conform with UBSH’s presentation.

(1)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related loans to reflect current market interest rates at the data of acquisition.
(2)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related held-to-maturity securities to reflect current market interest rates at the data of acquisition.
(3)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related deposits to reflect current market interest rates at the data of acquisition.
(4)	Estimation of fair value of core deposit intangible amortized over 7 years using a straight-line amortization method. The estimated CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships (i.e. noninterest and interest bearing demand accounts, savings and money market accounts). This value was estimated based on similar transactions while the final value and amortization method will be based upon results from an independent appraisal at the date of the acquisition that may provide a more reliable economic benefit pattern related to those deposits.
(5)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related borrowings to reflect current market interest rates at the data of acquisition.

UNION BANKSHARES CORPORATION AND FIRST MARKET BANK, FSB

Unaudited Pro Forma Condensed Combined Consolidated Statements of Income

For The Year Ended December 31, 2008

(dollars in thousands, except per share data)

	UBSH Historical	FMB Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$120,642	$64,688	$611	(1)	$185,941
Interest on Federal funds sold	98	—	—		98
Interest on deposits in other banks	39	46	—		85
Interest on money market investments	1	—	—		1
Interest on other interest-bearing deposits	49	—	—		49
Interest and dividends on securities:
Taxable	9,068	8,346	(238	)(2)	17,176
Nontaxable	5,198	165	—		5,363

Total interest and dividend income	135,095	73,245	373		208,713

Interest Expense
Interest on deposits	44,298	26,226	(3,957	)(3)	66,568
Interest on Federal funds purchased	380	—	—		380
Interest on short-term borrowings	4,407	2,525	—		6,932
Interest on long-term borrowings	8,137	3,672	(1,409	)(5)	10,400

Total interest expense	57,222	32,423	(5,366)		84,279

Net interest income	77,873	40,822	5,739		124,434
Provision for loan losses	10,020	4,530	—		14,550

Net interest income after provision for loan losses	67,853	36,292	5,739		109,884
Noninterest Income
Service charges on deposit accounts	9,154	7,643	—		16,797
Other service charges, commissions and fees	6,637	3,106	—		9,743
Gains on securities transactions, net	29	96	—		125
Gains on sales of loans	11,120	—	—		11,120
Gains on sales of other real estate owned and bank premises, net	1,826	—	—		1,826
Other-than-temporary impairment of securities	—	(4,429)	—		(4,429)
Other operating income	1,789	1,043	—		2,832

Total noninterest income	30,555	7,459	—		38,014

Noninterest Expense
Salaries and benefits	43,126	22,519	—		65,645
Occupancy expenses	6,960	4,684	—		11,644
Furniture and equipment expenses	4,988	2,117	—		7,105
Communication expenses	6,822	633	—		7,455
Professional services	2,378	1,234	—		3,612
Data processing fees	1,340	4,556	—		5,896
Marketing and advertising expense	2,405	1,354	—		3,759
Insurance expense	1,245	—	—		1,245
Other taxes	1,662	—	—		1,662
Loan and OREO expenses	754	—	—		754
Amortization of core deposit premiums	1,957	—	3,126	(4)	5,083
Other expenses	5,999	5,224	—		11,223

Total noninterest expenses	79,636	42,321	3,126		125,083

Income before income taxes	18,772	1,430	2,614		22,815
Income tax expense (benefit)	4,258	(29)	915		5,144

Net income	$14,514	$1,459	$1,699		$17,671

Dividends paid and accumulated on preferred stock	$—	$900			$900
Accretion of discount on preferred stock	18	—	—		18

Net income available to common stockholders	14,496	559	1,699		16,753

Earnings per common share, basic	$1.08	$549.74			$0.80

Earnings per common share, diluted	$1.07	$549.74			$0.80

Weighted average shares outstanding – Basic	13,477,760	1,017	7,374,594		20,852,354
Weighted average shares outstanding – Diluted	13,542,948	1,017	7,374,594		20,917,542

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information. Certain reclassifications have been made to FMB’s income statement to conform with UBSH’s presentation.

(1)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related loans to reflect current market interest rates at the data of acquisition.
(2)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related held-to-maturity securities to reflect current market interest rates at the data of acquisition.
(3)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related deposits to reflect current market interest rates at the data of acquisition.
(4)	Estimation of fair value of core deposit intangible amortized over 7 years using a straight-line amortization method. The estimated CDI represents the estimated future economic benefit resulting from the acquired customer balances and relationships (i.e. noninterest and interest bearing demand accounts, savings and money market accounts). This value was estimated based on similar transactions while the final value and amortization method will be based upon results from an independent appraisal at the date of the acquisition that may provide a more reliable economic benefit pattern related to those deposits.
(5)	The level yield adjustment is the accretion of the fair value adjustment to FMB’s book value over the estimated lives of the related borrowings to reflect current market interest rates at the data of acquisition.

Impact of acquisition accounting adjustments over next 5 years:	Fair Value Adjustments	Core Deposit Intangible	Total
Year 1	$5,739	$(3,126)	$2,613
Year 2	3,733	(3,126)	607
Year 3	1,726	(3,126)	(1,400)
Year 4	306	(3,126)	(2,821)
Year 5	204	(3,126)	(2,922)

DESCRIPTION OF CAPITAL STOCK

Common Stock

A summary of some of the important terms of our common stock is set forth in the accompanying prospectus under the caption entitled “Description of Common Stock.” You should review the applicable provisions of the Virginia Stock Corporation Act as well as our Articles of Incorporation and Bylaws for a more complete description of our common stock. As of June 30, 2009, there were 13,604,601 shares of our common stock issued and outstanding. Our common stock is traded on The Nasdaq Global Select Market under the symbol “UBSH.”

Preferred Stock

We are authorized to issue 500,000 shares of preferred stock, $10.00 par value per share, 59,000 shares of which have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A, all of which is outstanding as of the date of this prospectus supplement. We do not have any other preferred stock outstanding.

Our board of directors is authorized, without further shareholder action, to issue additional preferred stock with such designations, preferences and rights as our board of directors may determine.

Series A Preferred Stock. On December 19, 2008, we issued and sold to the Treasury 59,000 shares of Series A Preferred Stock and a warrant to purchase 422,636 shares of our common stock. The Series A Preferred Stock pays cumulative dividends at a rate of 5.0% per annum for the first five years and thereafter at a rate of 9.0% per annum and has a liquidation amount of $1,000 per share. Under the terms of the original CPP, we could not redeem the preferred stock prior to December 19, 2011 except with the proceeds from a qualified equity offering. However, upon the enactment in February of the American Recovery and Reinvestment Act of 2009, we may now redeem the Series A Preferred Stock at any time, and without regard to having proceeds from a qualified equity offering, subject to consultation with our primary federal regulator, the Board of Governors of the Federal Reserve System. In addition, the terms of the CPP prohibit us from increasing the dividends on our common stock as well as from making repurchases of our common stock without the Treasury’s consent prior to December 19, 2011 unless we have fully redeemed the Series A Preferred Stock. The Series A Preferred Stock is non-voting. Prior to December 19, 2011, and unless we have redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the approval of the Treasury will be required for us to increase our common stock dividend or repurchase our common stock or other equity or capital securities, other than in certain circumstances.

If we elect to repurchase our Series A Preferred Stock, we will also have the right to repurchase the related warrant at fair market value. If, prior to December 31, 2009, we raise gross proceeds in one or more qualified equity offerings, including this offering, equal to at least the value of the Treasury investment, the number of shares the warrant is exercisable for will be reduced by half. If we elect to repurchase our Series A Preferred Stock but do not elect to repurchase the related warrant, we will be required to issue a substitute warrant to the Treasury that the Treasury may exercise or transfer to a third party.

Conversion of FMB TARP Preferred Stock. On February 6, 2009, FMB issued and sold to Treasury 33,900 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B and 1,695 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C. In connection with approving the merger agreement with FMB, our board of directors approved the establishment of two series of preferred stock so that each share of FMB preferred stock can be converted into and exchanged for one share of a corresponding series of preferred stock of the Company with substantially identical preferences, rights and limitations upon consummation of the proposed merger with FMB. As a non-public company, the terms of FMB’s participation in the CPP, through which it raised approximately $33.9 million in additional capital, differed in certain respects from the terms applicable to the Company and other public companies that participated in the CPP. Among other differences, in lieu of issuing a warrant for the purchase of its common stock, a non-public company is required to issue a warrant for a second series of preferred stock in an amount equal to 5% of the first series of preferred stock issued to the Treasury and which pays an annual dividend of 9.0%, which warrant, in the case of FMB, was immediately exercised by the Treasury at the closing of the transaction with the Treasury.

CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK

This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. You are a non-U.S. holder if you are a beneficial owner of our common stock and are not, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) the administration of the trust is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (ii) it has a valid election in effect to be treated as a United States person.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder, including certain former U.S. citizens or long-term residents, and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds our common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our common stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our common stock.

You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

Dividends

Except as described below, if you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition of Common Stock

If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our common stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•

we are or have been a United States real property holding corporation (“USRPHC”) for federal income tax purposes. We currently believe that we are not, and that we are unlikely to become a USRPHC in the future.

If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Federal Estate Taxes

Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, Treasury regulations require additional information reporting and backup withholding on dividend payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable Treasury regulations and does not otherwise establish an exemption from backup withholding generally will be subject to backup withholding at the applicable rate, currently 28%.

The payment of the proceeds of the sale or other disposition of common stock (including a redemption) by a non-U.S. holder through the U.S. office of any broker, U.S. or foreign, generally will be reported to the Internal Revenue Service and subject to backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition of common stock by a non-U.S. holder through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or reported to the Internal Revenue Service, unless the non-U.S. broker has certain enumerated connections with the United States. In general, the payment of proceeds from the disposition of common stock through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the United States will be reported to the Internal Revenue Service (but will not be subject to backup withholding), unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own advisors regarding the application of these rules to them.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through Keefe, Bruyette & Woods, Inc., Scott & Stringfellow, LLC and SunTrust Robinson Humphrey, Inc. Keefe, Bruyette & Woods, Inc. is acting as sole representative of the several underwriters (collectively, the “Underwriters”). We have entered into an underwriting agreement with the Underwriters (the “Underwriting Agreement”). Subject to the terms and conditions of the Underwriting Agreement, each of the Underwriters has severally agreed to purchase the number shares of common stock, $1.33 par value per share, listed next to its name in the following table:

Underwriters	Number of Shares
Keefe, Bruyette & Woods, Inc.
Scott & Stringfellow, LLC
SunTrust Robinson Humphrey, Inc.

Total

Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the Underwriters.

In connection with this offering, certain of the Underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the Underwriters an option to buy              additional shares of our common stock. The Underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The Underwriters have 30 days from the date of the Underwriting Agreement to exercise this option.

Commissions and Discounts

Shares of common stock sold by the Underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the Underwriters to securities dealers may be sold at a discount of up to $         per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the Underwriters to other brokers or dealers at a discount of up to $         per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, the representative may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by affiliates of the Underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the Underwriters, assuming both no exercise and full exercise of the Underwriters’ option to purchase an additional              shares of common stock:

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions but including our reimbursement of certain expenses of the Underwriters, will be approximately $        .

Participation of Executive Officers and Directors in the Offering

Our management, directors, principal stockholders, or their affiliates may acquire shares in this offering. Any purchases by them or their affiliates must be made on the same terms and conditions as purchases by nonaffiliated investors and with a view toward investment, not resale.

No Sales of Similar Securities

Under the Underwriting Agreement, we may not, without the prior written consent of Keefe, Bruyette & Woods, Inc. or subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. Our executive officers and our directors have also entered into lock-up agreements with the Underwriters. Under these lock-up agreements, our executive officers and our directors may not, without the prior written approval of Keefe, Bruyette & Woods, Inc. or subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions under the Underwriting Agreement and these lock-up agreements will be in effect for a period of 90 days after the date of the Underwriting Agreement. At any time and without public notice, the Underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements.

Indemnification and Contribution

We have agreed to indemnify the Underwriters and their affiliates and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the Underwriters, their affiliates and their controlling persons may be required to make in respect of those liabilities.

The Nasdaq Global Select Market

Our common stock is quoted on The Nasdaq Global Select Market under the symbol “UBSH.”

Price Stabilization, Short Positions and Passive Market Making

In connection with this offering, the Underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalties;

•	syndicate covering transactions; and

•	passive market making.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the Underwriters’ option to purchase additional shares in the offering. The Underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the Underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over- allotment option. “Naked” short sales are sales in excess of the over-allotment option. The Underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the Underwriters’ purchases to cover the short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the Underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice. The Underwriters may carry out these transactions on The Nasdaq Global Select Market, in the over-the-counter market or otherwise.

In addition, in connection with this offering the Underwriters may engage in passive market making transactions in our common stock on The Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliation

The Underwriters and their affiliates have provided certain commercial banking, financial advisory and investment banking services for us for which they receive fees. In addition, the Underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each Underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by LeClairRyan, A Professional Corporation. Certain other legal matters will be passed upon for the underwriters by Nelson Mullins Riley & Scarborough LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been audited by Yount, Hyde & Barbour, P.C., independent registered public accountants as indicated in their reports thereto, and are included herein, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of FMB incorporated by reference in this prospectus supplement and the accompanying prospectus by reference to Union’s Current Report on Form 8-K filed with the SEC on September 8, 2009, have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as indicated in their report contained in Exhibit 99.2 in such Current Report on Form 8-K, and are included herein and have been so incorporated in reliance upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus supplement does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus supplement, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our website, http://www.ubsh.com, through the Investor Relations link, as soon as reasonably practicable after we file such documents with the SEC. Except for those SEC filings, none of the other information on our website is part of this prospectus supplement. Our SEC filings are also available at the office of The Nasdaq Global Select Market. For further information on obtaining copies of our public filings at The Nasdaq Global Select Market, you should call (212) 656-5060 or visit The Nasdaq Global Select Market website http://www.nasdaq.com. Our commission file number is 000-20293.

Prospectus

$60,000,000

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Purchase Contracts

Units

We may offer from time to time debt securities (which may be senior or subordinated debt securities), preferred stock, depositary shares, common stock, warrants, purchase contracts or units. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities.

The aggregate initial offering price of all securities we sell under this prospectus will not exceed $60,000,000.

The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any supplements carefully before you invest.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” beginning on page 9 of this prospectus and in the documents we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

These securities will not be savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency or instrumentality.

The date of this prospectus is November 20, 2008

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About This Prospectus

Unless the context requires otherwise, in this prospectus, we use the terms “we,” “us,” “our,” “Union” and the “Company” to refer to Union Bankshares Corporation and its subsidiaries. The terms “banks” and “Community Banks” refer to our community bank subsidiaries.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus in a dollar amount that does not exceed $60,000,000, in the aggregate.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our securities. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site or at the SEC’s offices. The SEC’s web site and street addresses are provided under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or a supplement to this prospectus. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to be received by Union. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

Where You Can Find More Information

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at no cost on our web site, http://www.ubsh.com, through the Investor Relations link, as soon as reasonably practicable after we file such documents with the SEC. Except for those SEC filings, none of the other information on our web site is part of this prospectus. Our SEC filings are also available at the office of the NASDAQ Global Select Market. For further information on obtaining copies of our public filings at the NASDAQ Global Select Market, you should call (212) 656-5060 or visit the NASDAQ Global Select Market website http://www.nasdaq.com. Our commission file number is 000-20293.

Documents Incorporated by Reference

We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.

Some information contained in this prospectus updates and supersedes the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K listed below, unless otherwise indicated in the Form 8-K):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	our Current Reports on Form 8-K filed with the SEC since December 31, 2007; and

•	the description of our common stock contained in our Registration Statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”).

We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered by this prospectus are sold; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K (unless otherwise indicated). Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

Mr. D. Anthony Peay

Executive Vice President and Chief Financial Officer

Union Bankshares Corporation

211 North Main Street, Post Office Box 446

Bowling Green, VA 22427

(804) 633-5031

These incorporated documents may also be available on our web site at www.ubsh.com. Except for incorporated documents, information contained on our web site is not a prospectus and does not constitute part of this prospectus.

Note of Caution Regarding Forward-Looking Statements

We make certain forward-looking statements in this prospectus, any prospectus supplement, and in the documents incorporated by reference into this prospectus that are based upon our current expectations and projections about current events. You should not rely on forward-looking statements in this prospectus, any prospectus supplement, or the documents incorporated by reference. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of these safe harbor provisions. You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulations; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, any prospectus supplement, and the documents we incorporate by reference, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, any prospectus supplement, and the documents we incorporate by reference.

Because of these and other uncertainties, our actual future results, performance or achievements, or industry results, may be materially different from the results contemplated by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they were made. We do not intend to update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws. We qualify all of our forward-looking statements by these cautionary statements.

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Prospectus Summary

This summary highlights selected information about Union and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

We may use this prospectus to offer securities in an aggregate amount of up to $60,000,000 in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in the “Risk Factors” section of this prospectus. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may sell our common stock, with a par value of $1.33 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Risk Factors

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

Union Bankshares Corporation

Our Company

We are a multi-bank holding company organized under the laws of the Commonwealth of Virginia and registered under the Bank Holding Company Act of 1956. We are headquartered in Bowling Green, Virginia, and we are committed to the delivery of financial services through our three Community Banks and three non-bank financial services affiliates. Our Community Banks and non-bank financial services affiliates are:

Community Banks

Union Bank and Trust Company	Bowling Green, Virginia
Northern Neck State Bank	Warsaw, Virginia
Rappahannock National Bank	Washington, Virginia

Financial Services Affiliates

Union Mortgage Group, Inc.	Annandale, Virginia
Union Investment Services, Inc.	Ashland, Virginia
Union Insurance Group, LLC	Bowling Green, Virginia

Each of the Community Banks is a full service retail commercial bank offering consumers and businesses a wide range of banking and related financial services, including checking, savings, certificates of deposit and other depository services, as well as loans for commercial, industrial, residential mortgage and consumer purposes throughout the Northern, Central, Rappahannock, Tidewater and Northern Neck regions of Virginia. Each bank is independently operated by local management and boards of directors to ensure community responsiveness and maintain a customer service focus.

We provide other financial services through our non-bank affiliates—Union Investment Services, Inc., Union Mortgage Group, Inc. (“Union Mortgage”) (formerly Mortgage Capital Investors, Inc.) and Union Insurance Group, LLC (“Union Insurance”). In addition, Union Bank owns a non-controlling interest in Johnson Mortgage Company, LLC.

Union Investment Services, Inc. provides securities, brokerage and investment advisory services and is a full service investment company handling all aspects of wealth management including stocks, bonds, annuities, mutual funds and financial planning. Union Mortgage is a mortgage loan brokerage company headquartered in Annandale, Virginia, that has fourteen offices in the following locations: Virginia (nine), Maryland (four) and

South Carolina (one). Union Mortgage is also licensed to do business in selected states throughout the Mid-Atlantic and Southeast, as well as Washington, D.C. It provides a variety of mortgage products to customers in those areas. The mortgage loans originated by Union Mortgage are generally sold in the secondary market through purchase agreements with institutional investors. Union Insurance operates in a joint venture with Bankers Insurance, LLC, a large insurance agency owned by community banks across Virginia and managed by the Virginia Bankers Association. Union Insurance generates revenue through sales of various insurance products, including long-term care insurance and business owner policies.

Effective March 14, 2008, we completed our previously announced merger of our Prosperity Bank & Trust Company affiliate into Union Bank and Trust Company. In addition, on October 31, 2008, we completed the previously announced merger of our Bay Community Bank affiliate into Union Bank and Trust Company.

Use of Proceeds

We expect to use the net proceeds from the sale of any securities for general corporate purposes, which may include:

•	investing in, or extending credit to, our operating subsidiaries;

•	investments at the holding company level;

•	reducing or refinancing existing debt;

•	possible acquisitions;

•	stock repurchases; and

•	other purposes as described in any prospectus supplement.

Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.

Ratios of Earnings to Fixed Charges

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	For the Nine Months Ended September 30,		For the Years Ended December 31,

	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges(1):
Including deposit interest	1.38	1.45	1.40	1.69	2.07	1.97	1.96
Excluding deposit interest	2.65	2.78	2.54	3.83	6.02	5.41	6.68

(1)	Currently, we have no shares of preferred stock outstanding and have not paid any dividends on preferred stock in the periods presented. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not different from the ratio of earnings to fixed charges.

For purposes of calculating the ratio of earnings to fixed charges, fixed charges are the sum of:

•	interest cost, including interest on deposits; and

•	that portion of rent expense estimated to be representative of the interest factor.

Regulatory Considerations

We are extensively regulated under both federal and state law. As a bank holding company registered under the Bank Holding Company Act of 1956, we are subject to supervision, regulation and examination by the Board of Governors of the Federal Reserve System, or Federal Reserve. We are also registered under the bank holding company laws of Virginia. Accordingly, the Company and our banks, other than Rappahannock National Bank, which is regulated and supervised by the Office of the Comptroller of the Currency, are subject to regulation and supervision by the Virginia State Corporation Commission and the Federal Reserve. Our banks have deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund. For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries and specific information relevant to us, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus.

This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Deposit Insurance Corporation, or FDIC, which insures the deposits of our banking subsidiaries within certain limits, the state banking regulators in Virginia and the Federal Reserve, which regulate us and our bank subsidiaries, and the SEC.

Our earnings are also affected by general economic conditions, our management policies and legislative action. In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

Depository institutions, like our bank subsidiaries, are also affected by various federal and state laws, including those relating to consumer protection and similar matters. We also have other subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they do business.

Description of Capital Stock

The following summary description of the material features of the capital stock of Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Union’s Articles of Incorporation (the “Articles”) and Bylaws.

The authorized capital stock of Union consists of 36,000,000 authorized shares of common stock, par value $1.33 per share, and 500,000 shares of preferred stock, par value $10.00 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. As of September 30, 2008, there were 13,523,135 shares of common stock issued and outstanding. As of such date, no shares of preferred stock were issued and outstanding.

Description of Common Stock

General

Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol “UBSH.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.

The transfer agent and registrar for our common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Dividends

The holders of Union common stock are entitled to share ratably in dividends when and as declared by the Board of Directors out of legally available funds therefor. Union’s Articles permit the Board of Directors to issue preferred stock with terms set by the Board, which terms may include the right to receive dividends ahead of the holders of common stock. Union has no shares of preferred stock presently outstanding.

The payment of dividends by us will be subject to the restrictions of Virginia law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. In addition, the Federal Reserve generally prohibits holding companies from paying dividends except out of operating earnings, and the prospective rate of earnings retention appears consistent with the holding company’s capital needs, asset quality and overall financial condition.

Liquidation Rights

In the event of any liquidation, dissolution, or winding up of Union, the holders of shares of Union common stock will be entitled to receive, after payment of all debts and liabilities of Union and after satisfaction of all liquidation preferences applicable to the preferred stock, all remaining assets of Union available for distribution in cash or in kind.

Voting Rights

The holders of Union common stock have one vote for each share held on any matter presented for consideration at a shareholder meeting. The holders of Union common stock are not entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

Our Board of Directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. Currently, the Union Board consists of ten directors. Under the Articles, directors may be removed only for cause and with affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

No Preemptive Rights; Redemption and Assessment

Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and non-assessable.

Securities Are Not Insured by the FDIC

Investments in the common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

Certain Anti-Takeover Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General. Our Articles and Bylaws and the Virginia Stock Corporation Act (the “Virginia SCA”) contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of the Company. These provisions and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles and Bylaws and provided by the Virginia SCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Articles and Bylaws and the statutory provisions contained in the Virginia SCA.

Supermajority Provision. The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by the affirmative vote of the holders of more than two-thirds of the votes entitled to be cast on the matter. Corporate actions requiring a two-thirds vote include:

•	adoption of plans of merger or exchange;

•	sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

•	adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles of incorporation may either increase the vote required to approve those actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

Our Articles provide that the actions set out above must be approved by a vote of a majority of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

The provisions of our Articles and the Virginia SCA could tend to make the acquisition of Union more difficult to accomplish without the cooperation or favorable recommendation of the Union Board of Directors.

Staggered Board Terms. Our Articles provide that our Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors by reason of an increase in the number of directors may be filled by the Board of Directors, and any directors so chosen shall hold office until the next election of directors by the stockholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Pursuant to our Articles, directors may be removed only for cause and only by a vote of the holders of two-thirds of the outstanding shares entitled to vote.

State Anti-Takeover Statutes. The Virginia SCA includes two anti-takeover statutes, the Affiliated Transactions Statute and the Control Shares Acquisitions Statute. These statutes would be available to us, if at the time of the transaction, we have 300 or more shareholders of record, as described below.

The Affiliated Transactions Statute restricts certain transactions (the “affiliated transactions”) between a Virginia corporation having more than 300 shareholders of record and a beneficial owner of more than 10% of any class of voting stock (an “interested shareholder”). An “affiliated transaction” is defined in the Virginia SCA as any of the following transactions with or proposed by an interested shareholder: a merger; a share exchange; certain dispositions of assets or guaranties of indebtedness other than in the ordinary course of business; certain significant securities issuances; dissolution of the corporation; or reclassification of the corporation’s securities. Under the statute, an affiliated transaction generally requires the approval of a majority of disinterested directors and two-thirds of the voting shares of the corporation other than shares owned by an interested shareholder during a three-year period commencing as of the date the interested shareholder crosses the 10% threshold. This special voting provision does not apply if a majority of disinterested directors approved the acquisition of the more than 10% interest in advance. After the expiration of the three-year moratorium, an interested shareholder may engage in an affiliated transaction only if it is approved by a majority of disinterested directors and by two-thirds of the outstanding shares held by disinterested shareholders, or if the transaction complies with certain fair price provisions. This special voting rule is in addition to, and not in lieu of, other voting provisions contained in the Virginia SCA and our Articles.

The Control Share Acquisitions Statute provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause the acquiring person’s aggregate share ownership to meet or exceed any of three thresholds (20%, 33-1/3% or 50%) have no voting rights unless such rights are granted by a majority vote of the shares not owned by the acquiring person or any officer or employee-director of the corporation. The statute sets out a procedure whereby the acquiring person may call a special shareholder’s meeting for the purpose of considering whether voting rights should be conferred. Acquisitions pursuant to a tender or exchange offer arising out of an agreement to which the corporation is a party are exempt from the statute.

Liability and Indemnification of Officers and Directors. The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (1) $100,000 or (2) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Our Articles provide that to the full extent that the Virginia SCA permits the limitation or elimination of the liability of directors or officers, a director or officer of Union is not liable to Union or its shareholders for monetary damages.

Our Articles provide that to the full extent permitted by the Virginia SCA and any other applicable law, Union is required to indemnify a director or officer of Union who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of or on behalf of Union as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The Union Board of Directors is empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer as set forth above.

Dissenters Rights in Mergers and Other Reorganizations. Under the Virginia SCA, and subject to certain limitations, a dissenting stockholder of a corporation participating in certain transactions may, under varying circumstances and subject to specified procedural requirements, receive cash in the amount of fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. These transactions include a merger, consolidation or share exchange, certain amendments to the corporation’s articles of organization or bylaws, or a sale of substantially all of the corporation’s property.

Increasing the Number of Directors. Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles do not reserve the power to amend the Bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the Board of Directors from amending the Bylaws to increase or decrease the number of directors. According to Virginia law, our Board of Directors may amend our Bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, the Board may increase the size of the Board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings. Pursuant to our Bylaws, special meetings of shareholders may be called only by our President, the Chairman of our Board of Directors or by a majority of the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the President, the Chairman or a majority of the Board of Directors to call a special meeting.

Advance Notification Requirements. Our Bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors or to raise new business at an annual shareholders meeting to provide us advance notice not later than 90 days before the scheduled date of the annual meeting. Our Bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions.

Description of Preferred Stock

General

As of the date of this prospectus, 500,000 shares of preferred stock, par value $10.00 per share, are authorized, of which none are issued and outstanding. Our Board of Directors may (or may direct a board committee to) authorize the issuance of one or more additional series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.

The number of shares and all of the relative rights, preferences and limitations of the respective future series of preferred stock authorized by the Board of Directors (or a committee established by the Board of Directors) will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

•	designation;

•	number of shares that constitute the series;

•	dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

•	dividend periods, or the method of calculating the dividend periods;

•	redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

•	voting rights;

•	preferences and rights upon liquidation or winding up;

•

whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);

•

for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur;

•	whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

•	the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

•	junior to any series of our capital stock expressly stated to be senior to that series of preferred stock; and

•	senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock.

Dividends

Dividends will be payable as they are declared by our Board of Directors at such time or times as it elects, and no holder of preferred stock will have any right to receive any dividend unless and until that dividend has been declared by the Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, the Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares preferred stock who are entitled to receive that dividend.

If described in the applicable prospectus supplement, we may pay cumulative cash dividends to the holders of preferred stock, when and as declared by the Board of Directors or the committee, out of funds legally available for payment. The prospectus supplement will detail, as applicable, the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. In the event that dividends are declared on the preferred stock, the Board of Directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.

We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Union ranking junior or on parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):

•	declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

•	make other distributions;

•	redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

•	make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange

The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Union or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Redemption

The prospectus supplement will indicate whether, and on what terms, shares of any future series of preferred stock will be subject to mandatory redemption or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Union, the holders of shares of preferred stock, will be entitled to receive, out of the assets of Union available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the Articles and/or the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of:

•	any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

•	our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Union with or into another corporation nor a merger of another corporation with or into Union nor a sale or transfer of all or part of Union’s assets for cash or securities will be considered a liquidation, dissolution or winding up of Union.

If, upon any liquidation, dissolution or winding up of Union, assets of Union then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Union.

Voting Rights

Unless otherwise determined by our Board of Directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

So long as any shares of the preferred stock remain outstanding, we will not, without the consent of the holders of at least a majority of the shares of preferred stock outstanding at the time, voting together as one class with all other series of preferred stock having similar voting rights that have been conferred and are exercisable:

•	issue or increase the authorized amount of any class or series of stock ranking senior to the outstanding preferred stock as to dividends or upon liquidation or dissolution; or

•

amend, alter or repeal the provisions of our Articles, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding preferred stock or its holders.

Depositary Shares

We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

The following statements concerning depositary shares, depositary receipts, and the deposit agreement are not intended to be comprehensive and are qualified in their entirety by reference to the forms of these documents, which we have filed or will file as exhibits to the registration statement. Each investor should refer to the detailed provisions of those documents.

General. The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among Union, a bank or trust company we select, with its principal executive office in the United States, as depository, which we refer to as the preferred stock depository, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of any future series of preferred stock, we will deposit those shares with the preferred stock depository, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

Dividends and Other Distributions. The preferred stock depository will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

If we make a distribution other than in cash, the preferred stock depository will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depository determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depository may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by Union or the preferred stock depository on account of taxes or other governmental charges.

Conversion and Exchange. If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Voting the Preferred Stock. Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depository will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depository will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

Redemption of Depositary Shares. Depositary shares will be redeemed from any proceeds received by the preferred stock depository resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depository.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depository of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depository for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Amendment and Termination of the Deposit Agreement. We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with any liquidation, dissolution or winding up of Union and that distribution has been made to the holders of depositary shares or all of the depository shares have been redeemed.

Charges of Preferred Stock Depository. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depository in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

Corporate Trust Office of Preferred Stock Depository. The preferred stock depository’s corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. Unless otherwise stated in the applicable prospectus supplement, the preferred stock depository will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depository will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Preferred Stock Depository. The preferred stock depository may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depository. Any resignation or removal will take effect upon the appointment of a successor preferred stock depository. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States.

Reports to Holders. We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depository, and it will forward those reports and communications to the holders of depositary shares.

Limitation on Liability. Neither we nor the preferred stock depository will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit argument. Our obligations and those of the depository will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depository, negligence or willful misconduct. We and the depository may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Inspection by Holders. Upon request, the preferred stock depository will provide for inspection to the holders of depositary shares the transfer books of the depository and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depository that such inspection is for a proper purpose reasonably related to such person’s interest as an owner of depositary shares evidenced by the receipts.

Description of Debt Securities

Debt may be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness” (as defined herein). If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. If issued, there will be one indenture for senior debt securities and one for subordinated debt securities.

Payments

We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.

Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities.

Terms Specified in Prospectus Supplement

The prospectus supplement will contain, where applicable, the following terms of and other information relating to any offered debt securities:

•	classification as senior or subordinated debt securities and the specific designation;

•	aggregate principal amount, purchase price and denomination;

•	currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	date of maturity;

•	the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

•

whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt securities in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

•	whether we will issue the debt securities in definitive form and under what terms and conditions;

•

the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

•

information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	the depository for global certificated securities, if any; and

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Registration and Transfer of Debt Securities

Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.

If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Global Securities.”

Subordination Provisions

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. The indenture for any subordinated debt securities will define the applicable “senior indebtedness.” Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The applicable prospectus supplement will describe the circumstances under which we may withhold payment of principal of, or any premium or interest on, any subordinated debt securities. In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or their representatives or trustees in accordance with the priorities then existing among such holders as calculated by us until all senior indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the subordinated indenture and before all the senior indebtedness has been paid in full, such payment or distribution will be received in trust for the benefit of, and paid over or delivered to, the holders of the senior indebtedness or their representatives or trustees at the time outstanding in accordance with the priorities then existing among such holders as calculated by us for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full.

Covenants

The applicable prospectus supplement will contain, where applicable, the following information about any senior debt securities issued under it:

•	the terms and conditions of any restrictions on our ability to create, assume, incur or guarantee any indebtedness for borrowed money that is secured by a pledge, lien or other encumbrance; and

•	the terms and conditions of any restrictions on our ability to merge or consolidate with any other person or to sell, lease or convey all or substantially all of our assets to any other person.

Events of Default

The indenture for any senior debt securities will provide holders of the securities with the terms of remedies if we fail to perform specific obligations, such as making payments on the debt securities or other indebtedness, or if we become bankrupt. Holders should review these provisions and understand which of our actions trigger an event of default and which actions do not. The indenture may provide for the issuance of debt securities in one or more series and whether an event of default has occurred may be determined on a series by series basis. The events of default will be defined under the indenture and described in the prospectus supplement.

The prospectus supplement will contain:

•

the terms and conditions, if any, by which the securities holders may declare the principal of all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•	the terms and conditions, if any, under which all of the principal of all debt securities and interest accrued thereon shall be immediately due and payable.

The prospectus supplement will also contain a description of the method by which the holders of the outstanding debt securities may annul past declarations of acceleration of, or waive past defaults of, the debt securities.

The indenture will contain a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of debt securities issued under the indenture before proceeding to exercise any trust or power at the request of holders. The prospectus supplement will contain a description of the method by which the holders of outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or exercising any trust or power conferred on the trustee.

The indenture will provide that no individual holder of debt securities may institute any action against us under the indenture, except actions for payment of overdue principal and interest. The prospectus supplement will contain a description of the circumstances under which a holder may exercise this right.

The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge

The prospectus supplement will contain a description of our ability to eliminate most or all of our obligations on any series of debt securities prior to maturity provided we comply with the provisions described in the prospectus supplement.

We will also have the ability to discharge all of our obligations, other than as to transfers and exchanges, under any series of debt securities at any time, which we refer to as “defeasance.” We may be released with respect to any outstanding series of debt securities from the obligations imposed by any covenants limiting liens and consolidations, mergers, and asset sales, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.” The conditions we must satisfy to exercise covenant defeasance with respect to a series of debt securities will be described in the applicable prospectus supplement.

Modification of the Indenture

The prospectus supplement will contain a description of our ability and the terms and conditions under which, with the applicable trustee, we may enter into supplemental indentures which make certain changes that do not adversely affect in any material respect the interests of the holders of any series without the consent of the holders of debt securities issued under a particular indenture.

The prospectus supplement will contain a description of the method by which we and the applicable trustee, with the consent of the holders of outstanding debt securities, may add any provisions to, or change in any manner or eliminate any of the provisions of, the applicable indenture or modify in any manner the rights of the holders of those debt securities. The prospectus supplement will also describe the circumstances under which we may not exercise on this right without the consent of each holder that would be affected by such change.

We may not amend a supplemental indenture relating to subordinated debt securities to alter the subordination of any outstanding subordinated debt securities without the written consent of each potentially adversely affected holder of subordinated and senior indebtedness then outstanding.

Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•

whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•	whether the purchase contracts are to be prepaid or not;

•	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•	United States federal income tax considerations relevant to the purchase contracts; and

•	whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

Units will consist of any combination of one or more of the other securities described in this prospectus and may include trust preferred securities issued by Union Capital Statutory Trust III. The applicable prospectus supplement or supplements will also describe:

•

the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

•	any additional terms of the agreement governing the units;

•	any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

•	any applicable United States federal income tax consequences; and

•	whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Debt Securities,” “Description of Warrants,” “Description of Preferred Stock” and “Description of Common Stock” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement. If applicable, the terms and conditions of any trust preferred securities described in a prospectus or prospectus supplement delivered by Union Capital Statutory Trust III will apply to units that include trust preferred securities.

We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

Description of Warrants

We may issue warrants for the purchase of debt securities, or shares of preferred stock or common stock. Warrants may be issued independently or together with any debt securities, shares of preferred stock or common stock offered by any prospectus supplement and may be attached to or separate from the debt securities, shares of preferred stock or common stock. The warrants are to be issued under warrant agreements to be entered into between Union and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Union in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

This section is a summary of the material terms of the warrant agreement; it does not describe every aspect of the warrants. We urge you to read the form of warrant agreement attached as an exhibit to the registration statement because it, and not this description, will define your rights as a warrant holder.

General

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

•	the offering price;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;

•

the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

•

the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

•

if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each such debt security or share of preferred stock or common stock;

•	if applicable, the date on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	a discussion of certain federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations.

If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the preferred stock or common stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of preferred stock or common stock at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Union, unexercised warrants will become void.

Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of the certificate evidencing such warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock or common stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock or common stock purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:

•	the issuance of the stock dividend to holders of common stock or preferred stock, respectively;

•	a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•	any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of Union as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.

No Rights as Stockholders

Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of shareholders for the election of directors of Union or any other matter, or to exercise any rights whatsoever as shareholders of Union.

Description of Global Securities

Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.

If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.

Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants, units, or preferred stock, represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Union, the trustees, the warrant agents, the unit agents or any other agent of Union, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

Book-Entry Issuance

General

The Depository Trust Company (the “DTC”) may act as securities depository for all of the debt securities unless otherwise referred to in the prospectus supplement relating to an offering of debt securities. The debt securities may be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the total amount of the debt securities, and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (the “DTCC”). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the Financial Industry Regulatory Authority.

Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, as beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in debt securities except if use of the book-entry-only system for the debt securities is discontinued.

The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

Notices and Voting

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date.

Distribution of Funds

The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

Successor Depositaries and Termination of Book-Entry System

DTC may discontinue providing its services with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee or us. If no successor securities depositary is obtained, definitive certificates representing the debt securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the debt securities will be printed and delivered.

Plan of Distribution

General

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or re allowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.

We may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

Direct Sales

We may also sell shares directly to one or more purchasers without using underwriters or agents.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Global Select Market may engage in passive market making transactions in the securities on the NASDAQ Global Select Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. Any shares of common stock hereunder will be listed in the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and terms of its agreement, if any, with us, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Validity of Securities

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by LeClairRyan, A Professional Corporation, our counsel, and for any underwriters and agents by counsel selected by such underwriters or agents.

Experts

Our consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007 have been audited by Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, as stated in their reports appearing therein and incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement and the accompanying prospectus. You must not rely on any unauthorized information or representation. This prospectus supplement and the accompanying prospectus are an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus Supplement

Prospectus

Common Stock

Book-Running Manager

Keefe, Bruyette & Woods

Co-Managers

Scott & Stringfellow

SunTrust Robinson Humphrey

            , 2009